Exhibit 99.1

20221025150915

Kansas Corporation

Commission

BEFORE THE STATE CORPORATION COMMISSION

OF THE STATE OF KANSAS

Before Commissioners:	Dwight D. Keen, Chair
Susan K. Duffy
Andrew J. French

In The Matter of The Application of	)
Atmos Energy Corporation For the	)
Recovery of Qualified Extraordinary	)	DOCKET NO. 22-ATMG-538-TAR
Costs and Issuance of a Financing	)
Order.	)

TABLE OF CONTENTS

FINANCING ORDER		1

I. Discussion and Statutory Overview		7

II. Description of Proposed Transaction		14

III. Findings of Fact		22

A. IDENTIFICATION AND PROCEDURE		22
1.	Identification of Applicant and Application	22
2.	Procedural History	24
B. QUALIFIED EXTRAORDINARY COSTS AND AMOUNT TO BE SECURITIZED		25
1.	Identification and Amounts	25
2.	Balance to be Securitized	26
3.	Issuance Advice Letter	27
4.	Benefits to Customers	31
C. STRUCTURE OF THE PROPOSED SECURITIZATION		33
1.	Special Purpose Entity	33
2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability	37
3.	Securitized Utility Tariff Property	38
4.	Servicer and the Servicing Agreement	39
5.	Securitized Utility Tariff Bonds	42
6.	Security for Securitized Utility Tariff Bonds	43
a.	The General Sub-account	44
b.	The Capital Sub-account	45
c.	The Excess Funds Sub-account	46
d.	Other Sub-accounts	47
7.	General Provisions	48
8.	Securitized Utility Tariff Charges—Imposition and Collection, Nonbypassability, Settlement Fee	49
9.	Allocation of Qualified Extraordinary Costs and Ongoing Financing Costs among Sales Customer
	Classes	52
10.	True-Up of Securitized Utility Tariff Charges	54
11.	Interim True-Up	55
12.	Additional True-Up Provisions	56
13.	Lowest Bond Charges	57

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D. USE OF PROCEEDS		59
E. METHOD OF TRACING FUNDS		59
F. RECONCILIATION PLAN		60
G. CUSTOMER COMMUNICATIONS PLAN		60
H. STATE PLEDGE		61

IV. Conclusions of Law		62

V. Ordering Paragraphs		72

A. APPROVAL		72
B. SECURITIZED UTILITY TARIFF CHARGES		76
C. SECURITIZED UTILITY TARIFF BONDS		79
D. SERVICING AND ADMINISTRATION		83
E. STRUCTURE OF THE SECURITIZATION		86
F. USE OF PROCEEDS		86
G. MISCELLANEOUS PROVISIONS		87

Appendix A	Form of Issuance Advice Letter

Appendix B	Form of Tariff (Winter Event Securitized Cost Recovery Rider)

Appendix C	Form of True-Up Letter

Appendix D	Form of Securitized Utility Tariff Property Servicing Agreement

Appendix E	Form of Securitized Utility Tariff Property Purchase and Sale Agreement

Appendix F	Customer Communications Plan

Appendix G	Form of Administration Agreement

Appendix H	Form of Indenture

Appendix I	Form of Amended and Restated Limited Liability Company Agreement of the SPE

Appendix J	Glossary of Terms

BEFORE THE STATE CORPORATION COMMISSION

OF THE STATE OF KANSAS

Before Commissioners:	Dwight D. Keen, Chair
Susan K. Duffy
Andrew J. French

In The Matter of The Application of	)
Atmos Energy Corporation for the	)
Recovery of Qualified Extraordinary	)	DOCKET NO. 22-ATMG-538-TAR
Costs and Issuance of a Financing	)
Order.	)

FINANCING ORDER

This Financing Order addresses the Application for Financing Order (the “Application”) of Atmos Energy Corporation (“Atmos Energy” or the “Company”), under the Utility Financing and Securitization Act1 (the “Act”): (1) to securitize the Company’s Qualified Extraordinary Costs,2 currently estimated to be $118,514,030,3 which will be finalized and set forth in the Issuance Advice Letter; (2) to approve the proposed securitization financing structure; and (3) to approve the creation of Securitized Utility Tariff Property4 consisting of the right to impose and collect Securitized Utility Tariff Charges5 sufficient to repay, finance or refinance Securitized Utility Tariff Bonds, including Upfront Financing Costs and Ongoing Financing Costs.6

[1]	K.S.A. §§ 66-1,240—66-1,253
[2]	K.S.A. § 66-1,240(b)(21) defines Securitized Utility Tariff Costs as either Energy Transition Costs or Qualified Extraordinary Costs.
[3]	See Revised Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR, p. 4 (July 22, 2022), as further amended by Direct Testimony of Justin T. Grady, filed on August 26, 2022.
[4]	K.S.A. § 66-1,240(b)(22).
[5]	K.S.A. § 66-1,240(b)(20).
[6]	K.S.A. § 66-1,240(b)(19)(B).

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The Commission approves Atmos Energy’s Application, as modified by this Financing Order. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of the Act. Accordingly, the Commission: (1) authorizes, subject to the terms of this Financing Order, the issuance of Securitized Utility Tariff Bonds in an aggregate amount not to exceed the Qualified Extraordinary Costs and Financing Costs; (2) approves the creation of Securitized Utility Tariff Property consisting of the right to impose and collect Securitized Utility Tariff Charges in an amount to be calculated as provided in this Financing Order; (3) approves the form of tariff, as provided in this Financing Order, to implement those Securitized Utility Tariff Charges, (4) approves the securitization of Qualified Extraordinary Costs, including Upfront Financing Costs and Ongoing Financing Cost estimates (subject to review of the Designated Representative); and (5) approves the review of the structure of the proposed securitization financing through a pre-issuance review and ultimate Issuance Advice Letter process.

In order to approve the securitization, the Commission must make certain findings, among them, that: (1) the Securitized Utility Tariff Charges will be just and reasonable; (2) the issuance of Securitized Utility Tariff Bonds and the imposition and collection of a Securitized Utility Tariff Charge are expected to provide net quantifiable rate benefits to customers as compared to the traditional methods of financing and recovering Securitized Utility Tariff Costs from customers or would avoid or mitigate rate impacts to customers; and (3) the structuring, pricing and Financing Costs of the Securitized Utility Tariff Bonds are expected to result in the lowest Securitized Utility Tariff Charges, consistent with market conditions at the time the Securitized Utility Tariff Bonds

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are priced and the terms of the Financing Order.7 Based on the evidence submitted by Atmos Energy, the Commission Staff and CURB, the Commission finds that the proposed securitization warrants such findings.

Considering the magnitude of the benefits provided, the Commission declines to determine a particular number for each benefit conferred by the securitization. Accordingly, in quantifying the benefit to Retail Customers as a result of this securitization, the Commission refers to the ranges of benefits calculated under Atmos Energy’s proposed securitization structure presented in Atmos Energy Witness Jason L. Schneider’s Revised Direct Testimony, and confirmed by Staff witness Justin Grady Direct Testimony.

Based on the evidence submitted by Atmos Energy and Commission Staff, the Commission finds that as a result of the securitization approved by this Financing Order, Customers in Atmos Energy’s service area will realize benefits currently estimated to be approximately $8.5 million on a present value basis assuming a 10-year securitization.8 The Commission concludes that the benefits for Customers set forth in Atmos Energy’s and Commission Staff’s evidence are indicative of the benefits that Customers will realize from the securitization approved in this Financing Order; however, the pre-issuance review and Issuance Advice Letter will require Atmos Energy to update the benefit analysis (subject to review of the Designated Representative) to verify that the final structure of the securitization satisfies the statutory financial tests.

[7]

See K.S.A. §§ 66-1,241(d) and (e)(5). For purposes of this Order, the Commission has concluded the term “customer” as reflected in this particular statutory provision has the same meaning as Retail Customer, as hereinafter defined in the Glossary.

[8]

See K.S.A. §§ 66-1,240—66-1,253; Jason L Schneider Revised Direct, July 22, 2022; Justin T. Grady Direct, August 26, 2022. As indicated in Mr. Grady’s testimony, the final NPV benefit to Atmos Energy’s customers will change depending on the actual interest rate and the term length of the securitization bonds, which will be known at the time the bonds are issued. The final NPV benefit shall be provided to the Commission in the final Issuance Advice Letter. See, Justin Grady’s Direct Testimony, 22-538 Docket, filed August 26, 2022, page 13, line 4 through page 14, line 21.”

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Atmos Energy provided a description of the proposed transaction structure in its Application, as supported by the testimony and accompanying exhibits. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the considerations of the nationally recognized credit rating agencies that rate the Securitized Utility Tariff Bonds and, in part, upon the market conditions that exist at the time the Securitized Utility Tariff Bonds are taken to the market.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is on the statutory requirements that must be met prior to issuing a Financing Order. By statute, the Commission must adopt the following findings of fact, in accordance with K.S.A. § 66-1,240(e):

a)	The amount of Securitized Utility Tariff Costs to be financed using Securitized Utility Tariff Bonds;[9]

b)

An approved customer billing mechanism for Securitized Utility Tariff Charges, including a specific methodology for allocating the necessary Securitized Utility Tariff Charges among the different customer classes;[10]

c)

A finding that the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of a Securitized Utility Tariff Charge are expected to provide net quantifiable rate benefits to customers as compared to the traditional methods of financing and recovering Securitized Utility Tariff Costs from customers or would avoid or mitigate rate impacts to customers;[11]

[9]	K.S.A. § 66-1,241(e)(1).
[10]	K.S.A. § 66-1,241(e)(2)(A).
[11]	K.S.A. § 66-1,241(e)(3).

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d)	An approved plan for the public utility, by means other than on the monthly bill, to provide information regarding the benefits of securitization obtained for customers through the Financing Order;[12]

e)

A finding that the structuring, pricing and financing costs of the Securitized Utility Tariff Bonds are expected to result in the lowest Securitized Utility Tariff Charges, consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of the Financing Order;[13]

f)

A requirement that, for so long as the Securitized Utility Tariff Bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of Securitized Utility Tariff Charges authorized under a Financing Order shall be nonbypassable;[14]

g)	An Adjustment Mechanism;[15]

h)

A description of the Securitized Utility Tariff Property that is, or shall be, created in favor of a public utility, or its successors and assignees, and that shall be used to pay and secure the payment of Securitized Utility Tariff Bonds and all financing costs authorized in the Financing Order;[16]

i)

A statement specifying the degree of flexibility to be afforded to the public utility in establishing the terms and conditions of the Securitized Utility Tariff Bonds, including, but not limited to, repayment schedules, expected interest rates and other financing costs;[17]

j)	Authorization for the applicant public utility to finance Securitized Utility Tariff Costs through the issuance of one or more series of Securitized Utility Tariff Bonds;[18]

k)

A requirement that, after the final terms of an issuance of Securitized Utility Tariff Bonds have been established and before the issuance of Securitized Utility Tariff Bonds, the public utility determines the resulting initial Securitized Utility Tariff Charge is in accordance with the Financing Order and that such initial Securitized Utility Tariff Charge be final and effective upon the issuance of such Securitized Utility Tariff Bonds without further

[12]	K.S.A. § 66-1,241(e)(4).
1313	K.S.A. § 66-1,241(e)(5).
[14]	K.S.A. § 66-1,241(e)(6).
[15]	K.S.A. § 66-1,241(e)(7).
[16]	K.S.A. § 66-1,241(e)(8).
[17]	K.S.A. § 66-1,241(e)(9).
[18]	K.S.A. § 66-1,241(e)(10).

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Commission action so long as the Securitized Utility Tariff Charge is consistent with the Financing Order;19

l)

A method of tracing funds collected as Securitized Utility Tariff Charges, or other proceeds of securitized utility tariff property, demonstrating that such method shall be deemed the method of tracing such funds and determining the identifiable cash proceeds of any securitized utility tariff property subject to a Financing Order under applicable law;[20]

m)

A statement specifying a future rate-making process to reconcile any differences between the actual Securitized Utility Tariff Costs financed by Securitized Utility Tariff Bonds and the final Securitized Utility Tariff Costs incurred by the utility or assignee provided that any such reconciliation shall not affect the amount of Securitized Utility Tariff Bonds or the associated security tariff charges paid by customers;[21]

n)

A procedure that allows the public utility to earn a return, at the cost of capital authorized from time to time by the Commission in the public utility’s rate proceedings, on any moneys advanced by the public utility to fund reserves, if any, or capital accounts established under the terms of any Indenture, Ancillary Agreement or other financing documents pertaining to the Securitized Utility Tariff Bonds;[22]

o)

A date, not earlier than one year after the date that the Financing Order is no longer subject to appeal, when the authority to issue Securitized Utility Tariff Bonds granted in such Financing Order shall expire;[23] and

p)	Any other conditions that the Commission deems appropriate and that are consistent with this section.[24]

The Commission finds that Atmos Energy’s Application, testimony, and accompanying exhibits, which the Commission has reviewed and evaluated, provides support for findings on each of these requirements. The findings themselves and the basis for each are set out in this Financing Order.

[19]	K.S.A. § 66-1,241(e)(11).
[20]	K.S.A. § 66-1,241(e)(12).
[21]	K.S.A. 66-1,241(e)(13).
[22]	K.S.A. 66-1,241(e)(14).
[23]	K.S.A. 66-1,241(e)(17).
[24]	K.S.A. 66-1,241(e)(18).

Docket No. 22-ATMG-538-TAR	Financing Order	Page 7

Finally, the Commission has established certain criteria in this Financing Order that must be met for the approvals and authorizations granted in this Financing Order to become effective. The authority and approval granted in this Financing Order is effective only upon Atmos Energy filing with the Commission an Issuance Advice Letter, in the form as set forth in Appendix A hereto, demonstrating compliance with the provisions of this Financing Order. If market conditions make it desirable to issue the Securitized Utility Tariff Bonds in more than one series, then the authority and approval granted in this Financing Order is effective as to each issuance upon, but only upon, Atmos Energy filing with the Commission a separate Issuance Advice Letter for that issuance demonstrating compliance of that issuance with the provisions of the Financing Order.

I. Discussion and Statutory Overview

In mid-February 2021, Kansas experienced sub-zero temperatures brought by Winter Storm Uri (the “Winter Event”), which led to a significant increase in demand for electricity and natural gas. On February 14, 2021, Governor Laura Kelly declared a State of Disaster Emergency due to expected prolonged low temperatures and the strain on natural gas and utility providers; at the time, wholesale natural gas prices were reflecting increases from 10 to 100 times their normal rates.

On February 15, 2021, pursuant to K.S.A. § 77-536(a), the State Corporation Commission of the State of Kansas (“Commission”) issued an Emergency Order in Docket No. 21-GIMX-303-MIS (Docket 21-303), directing jurisdictional natural gas utilities to take all reasonably feasible, lawful, and appropriate actions to ensure adequate transportation of natural gas to interconnected,

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non-jurisdictional Kansas utilities.25 Jurisdictional natural gas utilities were ordered to do everything necessary to ensure that natural gas service continued to be provided to their customers in Kansas.26 The Commission authorized every jurisdictional natural gas distribution utility to defer extraordinary costs incurred during the Winter Event to a regulatory asset account.27 By September 14, 2021, Atmos Energy had incurred and deferred approximately $87,880,622 of extraordinary gas costs, exclusive of carrying costs, related to the Winter Event.28 This amount was later estimated as $89,799,233, including estimated carrying costs of 2%, through March 31, 2023.29

The Act was enacted, in part, in response to the extraordinary costs experienced by Atmos Energy and other gas utilities due to the Winter Event. The Act refers to these costs as “Qualified Extraordinary Costs,” and defines them to include, costs the public utility has incurred before, on or after the effective date of this act of an extraordinary nature that would cause extreme customer rate impacts if recovered through customary rate-making, including, but not limited to, purchases of gas supplies, transportation costs, fuel and power costs, including carrying charges incurred during anomalous weather events.30

The Commission further identified possible costs to be deferred including, but,

not limited to the cost of procuring and transporting natural gas supplies for jurisdictional utility customers, costs associated with jurisdictional utilities coordinating and assisting non-jurisdictional utilities with the transportation of gas supplies, and any other reasonable costs necessary to ensure stability and reliability of natural gas and electric service. These deferred costs may also include carrying costs at the utility’s weighted average cost of capital.31

[25]	Emergency Order, 2l-GIMX-303-MIS (21-303 Docket), p. 2, ¶3 (Feb. 15, 2021) (Emergency Order).
[26]	Id.
[27]	Id. at ¶4.
[28]	See Direct Testimony of Kathleen R. Ocanas, Docket No. 21-ATMG-333-GIG, p. 5 (Feb. 24, 2022).
[29]	See Revised Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR (July 22, 2022).
[30]	K.S.A. § 66-1,240(b)(18).
[31]	Emergency Order, Page 2, paragraph 4.

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As shown in the testimony and exhibits filed in support of its Application, Atmos Energy incurred costs as a result of the Winter Event that meet the definition of Qualified Extraordinary Costs and should be included in the costs to be recovered by Atmos Energy.

To securitize a utility’s Qualified Extraordinary Costs, the Commission may authorize the issuance of securities known as Securitized Utility Tariff Bonds. Securitized Utility Tariff Bonds are evidence of indebtedness or ownership that are issued under a Financing Order, are limited to a term of no longer than 32 years, and are secured by or payable from Securitized Utility Tariff Property.32 The net proceeds from the sale of the Securitized Utility Tariff Bonds must be used to directly or indirectly recover, finance or refinance Commission-approved Qualified Extraordinary Costs.33 If Securitized Utility Tariff Bonds are approved and issued, Retail Customers (including bills to special contract customers) must pay the principal, interest, and related charges of the Securitized Utility Tariff Bonds through Securitized Utility Tariff Charges.34 Securitized Utility Tariff Charges are Nonbypassable charges that will be paid by all existing or future Retail Customers receiving natural gas service from the public utility or its successors or assignees under Commission-approved rate schedules or under special contracts, even if a Retail Customer elects to purchase natural gas from an alternative natural gas supplier following a fundamental change in regulation of public utilities in Kansas.35 Securitized Utility Tariff Charges are to be billed, collected and remitted by Atmos Energy as Servicer, or a successor Servicer, in full, separate and apart from Atmos Energy’s base rates.36

[32]	K.S.A. § 66-1,240(b)(19)(A).
[33]	Id.
[34]	K.S.A. § 66-1,240(b)(20).
[35]	Id.
[36]	Id.

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The rights to impose, collect, and receive Securitized Utility Tariff Charges (including all other rights of a utility under the Financing Order) are only contract rights until such rights (which may relate to all or, if more than one series of Securitized Utility Tariff Bonds are issued due to market conditions, a portion of the Qualified Extraordinary Costs) are first transferred to an assignee or pledged in connection with the issuance of Securitized Utility Tariff Bonds.37 Upon the transfer or pledge of those rights, they become Securitized Utility Tariff Property and, as such, are afforded certain statutory protections to ensure that the charges are available for the payment of principal and interest on the bonds and other related costs.38

This Financing Order includes a mandatory semi-annual formula-based rate Adjustment Mechanism requiring that Securitized Utility Tariff Charges be reviewed by the Servicer and adjusted at least semi-annually, to correct any overcollections or under-collections during the preceding six months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Securitized Utility Tariff Bonds.39 In addition to required semi-annual reviews, the Servicer may implement more frequent reviews at any time to ensure that the amount of the Securitized Utility Tariff Charges matches the funding requirements approved in this Financing Order. Atmos Energy, as Servicer, or a Substitute Servicer, may modify the Adjustment Mechanism in the event it finds that the Adjustment Mechanism will not provide Securitized Utility Tariff Charges

[37]	K.S.A. § 66-1,246(c).
[38]	See K.S.A. § 66-1,246.
[39]	K.S.A. § 66-1,240(b)(2).

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sufficient to meet the funding requirements for its next two scheduled principal and interest payments and related Ongoing Financing Costs. These provisions will help to ensure that the amount of Securitized Utility Tariff Charges paid by Retail Customers is equal to, but does not exceed, the amount necessary to cover the costs of this securitization. The Financing Order also reflects other statutory benefits and assurances that are necessary for securitization.

The Commission may adopt a Financing Order only if it finds that the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of Securitized Utility Tariff Charges are expected to provide net quantifiable rate benefits to customers when compared to the costs that would result from the application of the traditional method of financing and recovering the Securitized Utility Tariff Costs with respect to Qualified Extraordinary Costs or avoid or mitigate rate impacts to customers.40 To make that determination, the Commission must review a comparison between the net present value of the costs to customers that are estimated to result from the issuance of Securitized Utility Tariff Bonds and the costs that would result from the application of traditional methods of financing and recovery of such Qualified Extraordinary Costs, which Atmos Energy has included in its Application.41

Economic benefits depend upon a favorable financial market—one in which Securitized Utility Tariff Bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which Securitized Utility Tariff Bonds can be sold in a future market, however, is not yet known. Nevertheless, benefits can be calculated based upon certain known facts (e.g., the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g., the interest rate of the Securitized Utility Tariff Bonds, the

[40]	K.S.A. § 66-1,241(d)(2).
[41]	See K.S.A. § 66-1,241(c)(9)(B).

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term of the Securitized Utility Tariff Bonds). By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether net quantifiable benefits result. To ensure that benefits are realized, an Issuance Advice Letter must be presented to the Commission after pricing of the Securitized Utility Tariff Bonds demonstrating that the actual structure and costs of the Securitized Utility Tariff Bonds will provide net quantifiable benefits to customers.

Atmos Energy’s financial analysis, as confirmed by Commission Staff, shows that securitizing the Qualified Extraordinary Costs will produce an economic benefit to Retail Customers currently estimated to be approximately $8.5 million on a present value basis assuming a 10-year securitization. 42 Before the Securitized Utility Tariff Bonds may be issued, Atmos Energy must submit to the Commission an Issuance Advice Letter that indicates the final structure of the Securitized Utility Tariff Bonds and provides the best available estimate of total Ongoing Financing Costs.43 An example Form of Issuance Advice Letter is attached to this Financing Order as Appendix A.

The State of Kansas and its agencies, including the Commission, have pledged and agreed that the state and its agencies shall not:

•

Alter the statute that authorizes the Commission to create an irrevocable contract right or chose in action by the issuance of a Financing Order, to create Securitized Utility Tariff Property and to make the Securitized Utility Tariff Charges imposed by a Financing Order irrevocable, binding or nonbypassable charges for all existing and future retail customers within the service area of the public utility;

[4][2]

See K.S.A. §§ 66-1,240—66-1,253; Application Exhibit JLS-3. As indicated in Mr. Grady’s testimony, the final NPV benefit to Atmos Energy’s customers will change depending on the actual interest rate and the term length of the securitization bonds, which will be known at the time the bonds are issued. The final NPV benefit shall be provided to the Commission in the final Issuance Advice Letter. See, Justin Grady’s Direct Testimony, 22-538 Docket, filed August 26, 2022, page 13, line 4 through page 14, line 21.”

[43]	K.S.A. § 66-1,241(h)(4).

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•

Take any action that would impair the value of Securitized Utility Tariff Property or the security for the Securitized Utility Tariff Bonds, or revises the Securitized Utility Tariff Costs for which recovery is authorized;

•	Impair the rights and remedies of the bondholders, assignees and other financing parties in any way; or

•

Except for changes made pursuant to the Adjustment Mechanism expressly allowed by law, reduce, alter, or impair the Securitized Utility Tariff Charges to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties, until any and all principal, interest, premium, financing costs and other fees, expenses or charges incurred and any contracts to be performed in connection with the related Securitized Utility Tariff Bonds have been paid and performed in full. [44]

Notwithstanding that the imposition and collection of Securitized Utility Tariff Charges depends on Atmos Energy performing its servicing functions relating to the collection of Securitized Utility Tariff Charges and on the number of future natural gas customers, Securitized Utility Tariff Property (whether associated with a single bond series covering the entire Qualified Extraordinary Costs or with one of multiple bond series covering only a portion of the Qualified Extraordinary Costs) constitutes a present property right for purposes of contracts concerning the sale or pledge of property and the property will continue to exist until Securitized Utility Tariff Bonds issued pursuant to the Financing Order have been paid in full and all Financing Costs and other costs of such Securitized Utility Tariff Bonds have been recovered in full.45 In addition, the interests of an assignee or pledgee in Securitized Utility Tariff Property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the utility or any other person or in connection with the bankruptcy of the utility or any other entity.46

[44]	K.S.A. § 66-1,252(a).
[45]	K.S.A. §§ 66-1,244(a)-(b).
[46]	K.S.A. § 66-1,244(e).

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The Commission may, at the request of a utility, adopt a Financing Order providing for the refinancing, retiring or refunding of Securitized Utility Tariff Bonds issued pursuant to this Financing Order if the Commission finds that the subsequent Financing Order satisfies all of the criteria for a Financing Order under the Act.47 This Financing Order does not preclude Atmos Energy from filing a request for a Financing Order to refinance, retire or refund Securitized Utility Tariff Bonds approved in this Financing Order upon a showing that the statutory criteria are met.48

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in K.S.A. § 66-1,240. In addition, capitalized terms not defined in the Act are defined in the Glossary of Terms (the “Glossary”), attached to this Financing Order as Appendix J.

II. Description of Proposed Transaction

A description of the transaction proposed by Atmos Energy is contained in its Application and the filing package submitted as part of the Application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in the Findings of Fact, Section C, titled “Structure of the Proposed Securitization,” attached appendices, and in the Application itself. In general, the proposal consists of the following framework:

a)	The Qualified Extraordinary Costs will be updated, trued-up, verified, and allocated among Atmos Energy’s Retail Customers;

[47]	K.S.A. § 66-1,241(i).
[48]	Id.

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b)	Atmos Energy will form a wholly owned, subsidiary, a Delaware Special Purpose Entity, referred to in the Act as an Assignee;[49]

c)	The SPE will be designed to be a bankruptcy-remote limited purpose entity;[50]

d)	This Financing Order will establish the mechanism for the creation of Securitized Utility Tariff Property;[51]

e)	Atmos Energy will transfer, via a true sale, its rights in Securitized Utility Tariff Property to the SPE, rendering this Financing Order irrevocable;

f)	The SPE will issue Securitized Utility Tariff Bonds to investors;

g)	The proceeds from the Securitized Utility Tariff Bonds will be used, directly or indirectly to recover, finance or refinance Atmos Energy’s Qualified Extraordinary Costs and Financing Costs;

h)	The Securitized Utility Tariff Bonds and Financing Costs will be secured by or payable from the Securitized Utility Tariff Property transferred to the SPE;

i)	Atmos Energy will act as a collection agent or servicer for the SPE and the SPE’s right to collect and receive Securitized Utility Tariff Charges;

j)

Atmos Energy will, on at least a semi-annual basis, apply an Adjustment Mechanism to the Securitized Utility Tariff Charges to ensure the timely and complete payment of the Securitized Utility Tariff Bonds and all other Financing Costs.

[49]

“Assignee” means a corporation, limited liability company, general partnership, limited partnership, public authority, trust, financing entity or other entity to which a public utility assigns, sells or transfers, other than as security, all, or a portion of its interest in, or right to, securitized utility tariff property. K.S.A. §66-1,240(b)(4).

[50]	See Direct Testimony of Jason L. Schneider, Docket No. 22-ATMG-538-TAR, p. 8 (May 25, 2022).
[51]	“Securitized Utility Tariff Property” includes:

(A) All rights and interests of a public utility, its successor or assignee under a financing order, including the right to impose, bill, charge, collect and receive securitized utility tariff charges authorized under the financing order and to obtain periodic adjustments to such charges authorized under this section and as provided in the financing order; and

(B) all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the rights and interests specified in the financing order, regardless of whether such revenues, collections, claims, rights to payment, payments, money or proceeds are imposed, billed, received, collected or maintained together with or commingled with other revenues, collections, rights to payment, payments, money or proceeds. K.S.A. 66-1,240(b)(22).

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To facilitate the proposed securitization, Atmos Energy will form a Delaware Special Purpose Entity, the SPE, to which Atmos Energy will transfer the rights to impose, collect, and receive Securitized Utility Tariff Charges along with the other rights arising pursuant to this Financing Order. Upon transfer (in connection with the issuance of the Securitized Utility Tariff Bonds), the rights to impose, collect, and receive Securitized Utility Tariff Charges along with the other rights arising pursuant to this Financing Order will become Securitized Utility Tariff Property as provided by K.S.A. § 66-1,244. The SPE will issue the Securitized Utility Tariff Bonds and will transfer the net proceeds from the sale of the Securitized Utility Tariff Bonds to Atmos Energy in consideration for the transfer of the Securitized Utility Tariff Property. The SPE will be organized and managed in a manner designed to maintain the SPE as a bankruptcy-remote special purpose entity that will not be affected by any bankruptcy or insolvency of Atmos Energy, any other division, their affiliates, or respective successors. In addition, the SPE will have at least one independent manager whose approval will be required for certain actions or changes by the SPE. A form of the Amended and Restated Limited Liability Company Agreement of the SPE (“SPE LLC Agreement”) is attached to this Financing Order as Appendix I.

The Securitized Utility Tariff Bonds will be issued pursuant to an Indenture and a series supplement, which will be administered by an indenture trustee (the “Indenture Trustee”). The Securitized Utility Tariff Bonds will be secured by and payable solely out of the corresponding Securitized Utility Tariff Property created pursuant to this Financing Order and any collateral described in Atmos Energy’s Application. Such collateral will be pledged to the Indenture Trustee for the benefit of the holders of the Securitized Utility Tariff Bonds and to secure payment of the principal, interest, and related charges for the Securitized Utility Tariff Bonds. A form of the Indenture (including a form of series supplement as an exhibit thereto) (the “Indenture”) is attached to this Financing Order as Appendix H.

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The Servicer of the Securitized Utility Tariff Bonds will bill and collect the Securitized Utility Tariff Charges and remit those amounts to the Indenture Trustee on behalf of the SPE. The Servicer will be responsible for filing any required or permitted true ups of the Securitized Utility Tariff Charges. The Servicer will perform these functions for the SPE pursuant to the Securitized Utility Tariff Property Servicing Agreement (the “Servicing Agreement”) by and between Atmos Energy, as the initial servicer, and the SPE. If the Servicer defaults on its obligations under the Servicing Agreement, the Indenture Trustee may appoint a successor Servicer. Atmos Energy will act as the initial Servicer for the Securitized Utility Tariff Bonds and will collect fees as described in the Servicing Agreement. A form of the Servicing Agreement is attached to this Financing Order as Appendix D.

The Servicing Agreement will prohibit the initial Servicer’s ability to resign as Servicer unless (i) it is unlawful for the initial Servicer to continue in such a capacity, or (ii) the Commission consents and the credit rating agencies confirm that the resignation would not impact the ratings on the Securitized Utility Tariff Bonds. Resignation of the initial Servicer cannot become effective until the successor Servicer has fully assumed all obligations to continue servicing the Securitized Utility Tariff Bonds without interruption. The Servicer may be terminated from its responsibilities in certain cases upon a majority vote of bondholders.

Atmos Energy requested approval of Securitized Utility Tariff Charges sufficient to recover the principal and interest on the Securitized Utility Tariff Bonds as described in this Financing Order and Attachment 2, Schedule B of Appendix A, Form of Issuance Advice Letter, attached hereto. Securitized Utility Tariff Charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the Securitized Utility Tariff Bonds and in a manner that allocates this amount to the various classes of Retail Customers as provided in this Financing Order or as otherwise ordered by the Commission.

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The Securitized Utility Tariff Charges will be calculated on a fixed monthly charge per Retail Customer, pursuant to the method described in the Winter Event Securitized Cost Recovery Rider (“WESCR”), a pro forma copy of which is contained in Appendix B, Form of Tariff. The fixed monthly per-Retail Customer Securitized Utility Tariff Charge will be adjusted semi-annually pursuant to the Adjustment Mechanism described in this Financing Order. The per-Retail Customer charge initially will be calculated using the customer count reported in the most recent Atmos Energy Annual Report and will be updated semi-annually. Additionally, if the customer count for a particular class declines by more than ten percent (10%) from that identified in the 2021 Annual Report, then the allocation factors will be recalculated using the most recent 12-month weather normalized volume for each customer class.

The Securitized Utility Tariff Charges shall be collected over the expected life of the Securitized Utility Tariff Bonds. However, Securitized Utility Tariff Charges shall be collected only until all of the Securitized Utility Tariff Bonds and related Ongoing Financing Costs are paid in full. The scheduled final maturity date of the bonds shall be determined by Atmos Energy subject to review of the Designated Representative. The Issuance Advice Letter shall specify both the scheduled final maturity of the Securitized Utility Tariff Bond tranches and the legal maturity for the Securitized Utility Tariff Bond tranches. The legal maturity is expected to be longer than the scheduled final maturity, based upon rating agency and market considerations, but in no event shall the final legal maturity exceed 32 years from the issuance date of the Securitized Utility Tariff Bonds, as described in K.S.A.§ 66-1,240(b)(19)(A). Amounts remaining unpaid after final legal maturity of the last Securitized Utility Tariff Bond tranche may be recovered but only to the extent that the charges are attributable to services rendered prior to the final legal maturity of the last Securitized Utility Tariff Bond tranche.

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The Securitized Utility Tariff Charge will become effective on the day after the Securitized Utility Tariff Bonds are issued. As required by the Act, this charge will be a separate line item on the Retail Customers’ bill. Billing will begin with the first billing cycle of the month following bond issuance.

An Adjustment Mechanism, as described in K.S.A. § 66-1,240(b)(2) and as authorized by the Commission in this Financing Order, shall be used to make necessary corrections to: (a) adjust for the overcollection or under-collection of Securitized Utility Tariff Charges, or (b) to ensure the timely and complete payment of the Securitized Utility Tariff Bonds, other Financing Costs, and other amounts due in connection with the Securitized Utility Tariff Bonds. In addition to the semi-annual true-up required by K.S.A. § 66-1,241(g), periodic true-ups may be performed as necessary to ensure that the amount collected from Securitized Utility Tariff Charges is sufficient to service the Securitized Utility Tariff Bonds. The methodology for making true-up adjustments under the Adjustment Mechanism and the circumstances under which any such adjustment shall be made are described in the pro-forma WESCR, attached to this Financing Order as Appendix B.

The Financial Plan Settlement approved by the Commission in Docket No. 21-ATMG-333-GIG (“Docket 21-333”) includes several elements which Atmos Energy was required to incorporate into its Application. At the time of the Financial Plan Settlement, Atmos Energy had prudently incurred Qualified Extraordinary Costs totaling $102,517,847.52 Atmos Energy has

[5][2]	See Exhibit A to Financial Plan Settlement Order, p. 5, ¶8.

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updated and verified the Qualified Extraordinary Costs as part of this proceeding. The updated Qualified Extraordinary Costs are:53

QUALIFIED EXTRAORDINARY COST DESCRIPTION	AMOUNT
Gas Costs	$76,652,625
Carrying Costs – at 2% through March 31, 2023	$3,142,758
Docket Cost, Including Customer Education	$779,000
Atmos Energy Penalties from Docket 21-333	$9,559,372
Credit for Passthrough Penalties to 3rd Parties	$(334,521)
Legal/Consulting Fees (excluding financing fees)	$2,885,000
Total Amount to be Securitized	$92,684,233

Illustrative Interest Expense Relating to Securitization	$22,157,796

Operation & Admin/ Net Reserve Funding Costs (Ongoing Costs)	$3,672,001

Total Qualified Extraordinary Costs	$118,514,030

Atmos Energy was permitted to recover carrying charges on the Qualified Extraordinary Costs, at a rate of 2.0%, between the time the Qualified Extraordinary Costs were incurred until the Securitized Utility Tariff Bonds are issued and Atmos Energy begins to charge customers a Securitized Utility Tariff Charge.54 The principal amount being securitized is $92,684,223. The remaining portion of the $118,514,030 identified as the total qualified extraordinary cost in the table above ($25,829,797) includes the estimated interest cost for the bonds themselves and Ongoing Financing Cost.

[53]	See Rebuttal and Responsive Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR, (September 9, 2022).
[54]	See Exhibit A to Financial Plan Settlement Order, pp. 5 – 6, ¶10.

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The Financial Plan Settlement deferred certain determinations to this proceeding. Notwithstanding the Act’s requirements, this proceeding determined the term of the Securitized Utility Tariff Bonds, and how Securitized Utility Tariff Charges will be recovered from Atmos Energy’s Retail Customers.55 Unless otherwise prohibited by law, Securitized Utility Tariff Charges will not be charged to Transportation Customers, as defined in the Glossary. Furthermore and pursuant to the Financial Plan Settlement, unless otherwise prohibited by law, Retail Customers who become Transportation Customers during the period Securitized Utility Tariff Charges are being recovered shall be required to pay a settlement fee prior to becoming a Transportation Customer.The settlement fee owed by the customer shall be based on the present value of the expected charges the customer would have paid as a Retail Customer over the remaining period in which the Securitized Utility Tariff Charge is being recovered.56 The charges shall use a discount rate equal to the weighted average remaining rate of the Securitized Utility Tariff Bonds at the time of such settlement. This settlement fee will be credited to Atmos Energy’s other Retail Customers once a year through its Purchased Gas Adjustment (“PGA”) tariff and associated Annual Cost Adjustment (“ACA”) (collectively, “PGA/ACA”).57

Atmos Energy’s Application contains a method of tracing funds collected as Securitized Utility Tariff Charges. The Securitized Utility Tariff Charges collected from customers will be placed on a separate line on customers’ bills, allowing the Company to assign the Securitized Utility Tariff Charges a specific code, by customer class, in its billing system. This code will allow the Company to trace proceeds from the Securitized Utility Tariff Charges.

See Exhibit A to Financial Plan Settlement Order, p. 6, ¶11.

[56]	Id.
[57]	Id.

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Atmos Energy’s Application also contains a reconciliation proposal. As contemplated by the Financial Plan Settlement, this proposal considers both the deferred tax liability associated with Qualified Extraordinary Cost recoveries, as well as the corresponding and offsetting deferred tax asset associated with the net operating loss carry-forward created by the Qualified Extraordinary Costs.58

III. Findings of Fact

A. Identification and Procedure

1.	Identification of Applicant and Application

1.	Atmos Energy is a natural gas public utility which owns and operates for compensation an extensive natural gas distribution network to provide service in this state.

2.

On February 15, 2021, in Docket No. 21-GIMX-303-MIS, the Commission issued an Emergency Order.[59] Sub-zero temperatures and increased demand for electricity and natural gas caused by the Winter Event placed significant stress on utilities. Wholesale natural gas prices increased 10 to 100 times higher than normal.

3.

The Commission ordered jurisdictional utilities to do everything necessary to ensure natural gas and electricity continued to be provided to customers in Kansas.[60] The Commission authorized every jurisdictional electric and natural gas

[58]	See Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR, p. 36-37 (May 25, 2022) Settlement., Exhibit A, p. 8, ¶15.
[59]	Emergency Order, Docket No. 21-GIMX-303-MIS, p. 1, ¶1 (Feb. 15, 2021) (Emergency Order).
[60]	See id. at p. 2, ¶3.

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utility to defer extraordinary costs related to the Winter Event to a regulatory asset account.61 Concurrent with this decision, the Commission directed Atmos Energy to develop a plan to minimize the Winter Event’s financial impact on Atmos Energy’s customers.62 By September 14, 2021, Atmos Energy had incurred and deferred approximately $87,880,622 million of extraordinary costs, exclusive of carrying costs, related to the Weather Event.63 This amount was later estimated as $89,799,233, including estimated carrying costs of 2%, through March 31, 2023.64

4.

On September 14, 2021, Atmos Energy submitted its plan to minimize the financial impact of the Winter Event on customers.[65] Supported by testimony from five witnesses,[66] Atmos Energy proposed to apply for a Financing Order in a separate docket. Atmos Energy would seek authorization to issue Securitized Utility Tariff Bonds to finance the Winter Event’s Qualified Extraordinary Costs.[67] After including additional carrying costs, legal and consulting fees, and other expenses, the estimated cost to be securitized totaled $118,514,030 million for a ten-year period.[68]

[61]	See id. at p. 2, ¶4.
[62]	Emergency Order, Docket No. 21-GIMX-303-MIS, p. 3, ¶5 (Feb. 15, 2021).
[63]	See Direct Testimony of Kathleen R. Ocanas, Docket 21-333, p. 5 (Feb. 24, 2022).
[64]	See Revised Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR (July 22, 2022).
[65]	Plan to Minimize the Financial Effects of the 2021 Winter Weather Event, Docket 21-333 (Sep. 14, 2021).
[66]	Barton W. Armstrong, Rob R. Leivo, Kenneth M. Malter, Kathleen R. Ocanas and Jason L. Schneider.
[67]	Plan To Minimize the Financial Effects of the 2021 Winter Weather Event, Docket 21-333, p.1 (Sep. 14, 2021).
[68]	See Revised Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR, (July 22, 2022); and Direct Testimony of Justin T. Grady, (August 26, 2022).

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5.

On February 9, 2022, Atmos Energy, Commission Staff (“Staff”), and the Citizens’ Utility Ratepayer Board (“CURB”) submitted a Joint Motion to Approve Settlement Agreement (“Financial Plan Settlement”).[69]

6.

On March 24, 2022, in Docket 21-333, the Commission issued an order[70] approving the Financial Plan Settlement in its entirety.[71] The Commission emphasized: (1) it was in the public interest for Atmos Energy to incur extraordinary costs during the Winter Event,[72] (2) it is in the public interest to recover these costs,[73] and (3) the plan implemented by this Application will result in just and reasonable rates.[74]

2.	Procedural History

7.

On May 25, 2022, in Docket No. 22-ATMG-538-TAR, Atmos Energy filed an Application for Financing Order for the recovery of Securitized Utility Tariff Costs (i.e., Qualified Extraordinary Costs)[75] and Financing Costs incurred because of the Winter Event. Atmos Energy provided a general description of the proposed transaction structure in its Application and in the testimony and exhibits submitted in support of its Application.

[69]	Joint Motion to Approve Settlement Agreement, Docket 21-333 (Feb. 9, 2022) (Settlement).
[70]	Order Approving Unanimous Settlement Agreement on Atmos Energy Corporation’s Financial Plan, Docket 21-333(Mar. 24, 2022). (“Financial Plan Settlement Order”)
[71]	See id. at p. 9, Ordering Clause (A).
[72]	See id. at p. 8 ¶13.
[73]	See id. at p. 9 ¶14.
[74]	See id. at p. 9 ¶16.
[75]

Pursuant to the Act, and relevant for this Application, “Securitized Utility Tariff Costs” means “Qualified Extraordinary Costs.” K.S.A. 66-1,240(b)(21). As such, Atmos Energy’s Application refers to these terms collectively as “Qualified Extraordinary Costs.”

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8.	The following parties intervened in this proceeding and were granted party status:

•	CURB

9.	Atmos Energy’s Application in this proceeding is consistent with the Financial Plan Settlement approved by the Commission in Docket 21-333.[76]

10.	No party opposes Atmos Energy’s Application in this docket for a Financing Order.

B.	Qualified Extraordinary Costs and Amount to be Securitized

1.	Identification and Amounts

11.

Qualified Extraordinary Costs are defined in the Act to include costs the public utility has incurred before, on or after the effective date of the Act of an extraordinary nature that would cause extreme customer rate impacts if recovered through customary rate-making, including, but not limited to, purchases of gas supplies, transportation costs, fuel and power costs, including carrying charges incurred during anomalous weather events.[77] The Commission has further identified deferred costs including, but, not limited to the cost of procuring and transporting natural gas supplies for jurisdictional utility customers, costs associated with jurisdictional utilities coordinating and assisting non-jurisdictional utilities with the transportation of gas supplies, and any other reasonable costs necessary to ensure stability and reliability of natural gas and electric service.[78]

[76]	Order Approving Unanimous Settlement Agreement on Atmos Energy’s Financial Plan, Docket 21-333, (Mar. 24, 2022).
[77]	K.S.A. § 66-1,240(b)(18).
[78]	Emergency Order, Page 2, paragraph 4.

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2.	Balance to be Securitized

12.

Atmos Energy should be authorized to cause Securitized Utility Tariff Bonds to be issued in an aggregate principal amount not to exceed the Qualified Extraordinary Costs plus any incurred and Upfront Financing Costs. Pursuant to this Financing Order, Atmos Energy will be responsible for costs of issuance, which may be paid out of proceeds of the Securitized Utility Tariff Bonds. It is appropriate to recover operations and maintenance, financing fees, legal and consulting fees, and additional Financing Costs identified in this proceeding directly through Securitized Utility Tariff Charges. As indicated above, the principal amount of the issuance is $92,684,223. The difference between the total qualified extraordinary cost ($118,514,030) and the principal amount of the issuance ($92,684,233) is $25,829,797, which constitutes the estimated interest costs for the bonds themselves and Ongoing Financing Cost.

13.

The proposed recovery of costs described in Finding of Fact 12 through issuance of Securitized Utility Tariff Bonds as provided in this Financing Order should be approved because Retail Customers will receive net quantifiable rate benefits under this securitization when compared to the costs that would result from the Application of the traditional method of financing and recovering the Securitized Utility Tariff Costs with respect to Qualified Extraordinary Costs or that would avoid or mitigate rate impacts to Retail Customers.

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3.	Pre-Issuance Review Process

14.

As the actual structure and pricing of the Securitized Utility Tariff Bonds will not be known at the time this Financing Order is issued, the Act provides for the Commission to provide additional provisions related to the Issuance Advice Letter process as the Commission considers appropriate. The Commission finds a pre- issuance review process is necessary to approve the Financing Order and to meet the requirement that the financing can be expected to result in the lowest securitized utility tariff charges, consistent with market conditions at the time the securitized utilities bonds are priced. As such, following the approval of the Financing Order, Atmos Energy shall be subject to the review of the Designated Representative of the Commission Staff, including its legal and investment banking advisors, who shall have all authority to review and observe all facets of the process undertaken by Atmos Energy to place the Securitized Utility Tariff Bonds to market so the Commission’s Designated Representative can be prepared, if requested, to provide the Commission with an opinion on the reasonableness of the pricing, terms, and conditions of the Securitized Utility Tariff Bonds on an expedited basis. The Designated Representative shall have the authority to review, confer, and consult with Atmos Energy regarding the proposals of Atmos Energy, including but not limited to, the structuring, marketing, and pricing of the Securitized Utility Tariff Bonds to achieve the Act’s statutory requirements. Any costs incurred by Designated Representative in connection with its review would be treated as a financing cost of the securitized utility tariff bonds and shall be included in the securitized utility tariff charge or as otherwise required by the Act.

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15.

The Designated Representative will have all authority to review, confer, and consult with Atmos Energy and its underwriters on all facets of the securitization process, including but not limited to all material terms of the Securitized Bonds and other items it determines appropriate to perform its role, which may include, without limitation, (1) the underwriter and syndication group sizes, selection process for the lead underwriter, co-lead underwriter, and all other underwriters (the foregoing constitutes the “Underwriter Selection Process”) involved in the securitization process review and criteria, participants, allocations, and economics; (2) the structure of the Securitized Bonds and compliance with the requirements; (3) the marketing process, including the Securitized Bonds’ credit rating agency application, the underwriters’ preparation, marketing, and syndication of the Securitized Bonds; (4) the pricing of the Securitized Bonds and certifications provided by the issuer and underwriter(s); (5) all associated Securitized Bond costs (including Bond Issuance Costs and other Financing Costs), servicing and administrative fees; (6) maturities; (7) reporting templates; (8) the amount of equity contribution to the related SPE; (9) overcollateralization and other credit enhancements; and (10) the initial calculation of the related Fixed Recovery Charges. Whenever this Finance Order provides the Designated Representative will review and observe any matter, that means that the Designated Representative’s review includes, and it has all of the authority to, review, confer, consult with Atmos Energy and its underwriters regarding the matter or proposal

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being reviewed, including the provision of substantive input and advice as needed without further explanation or expansion at each reference. Atmos Energy shall endeavor in good faith to provide as much notice as possible to the Commission’s Designated Representative, including its legal and investment banking advisors, when meeting with investors or ratings agencies on the Securitized Utility Tariff Bonds. Atmos Energy shall provide this notice to the Commission’s Designated Representative through email, unless the Designated Representative requests otherwise. The Commission recognizes meetings with investors or ratings agencies may occur with very little or no notice. Provided Atmos Energy operates in good faith to inform the Designated Representative of such meetings, Atmos Energy shall not be required to wait for the Designated Representative prior to meeting with investors or ratings agencies. The Designated Representative, including its legal and investment banking advisors, shall be allowed to listen in on meetings with investors or ratings agencies, but shall not be allowed to speak or otherwise take an active role in such meetings.

16.

Atmos Energy shall file with the Commission no later than the end of the first business day after the pricing date for that series of Securitized Utility Tariff Bonds, an Issuance Advice Letter. The Issuance Advice Letter for the Securitized Utility Tariff Bonds will report the actual dollar amount of the initial Securitized Utility Tariff Charges and other information specific to the Securitized Utility Tariff Bonds. All amounts that require computation will be computed using the mathematical formulas contained in the form of the Issuance Advice Letter in Appendix A to this Financing Order and the WESCR. The initial Securitized

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Utility Tariff Charges and the final terms of the Securitized Utility Tariff Bonds set forth in the Issuance Advice Letter shall become effective on the date of issuance of the Securitized Utility Tariff Bonds unless prior to noon on the fourth business day after pricing the Commission issues a Disapproval Letter pursuant to K.S.A. § 66-1,241(h)(4), finding that the proposed issuance does not comply with the requirements of the Act and this Financing Order.

17.

Atmos Energy will submit a draft Issuance Advice Letter to Commission Staff and the Designated Representative for review as explained in the review process outlined above not later than two weeks prior to the expected date of commencement of the marketing of the Securitized Utility Tariff Bonds. Commission Staff will provide Atmos Energy comments and recommendations regarding the adequacy of the information provided in a timely manner.

18.

The Issuance Advice Letter for the Securitized Utility Tariff Bonds shall be filed with the Commission not later than the end of the first day after the pricing of the Securitized Utility Tariff Bonds. Commission Staff may request such revisions of the Issuance Advice Letter as may be necessary to assure the accuracy of the calculations and that the requirements of the Act and of this Financing Order have been met. Atmos Energy may proceed with the issuance of the Securitized Utility Tariff Bonds unless, prior to noon on the fourth business day after the Commission receives the Issuance Advice Letter, the Commission issues a disapproval letter directing that the Securitized Utility Tariff Bonds as proposed shall not be issued and the basis for that disapproval.

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19.

The completion and filing of the pre-issuance review and Issuance Advice Letter in the form of the Issuance Advice Letter attached as Appendix A to this Financing Order is necessary to ensure that any securitization actually undertaken by Atmos Energy complies with the terms of this Financing Order and the requirements of the Act.

4.	Benefits to Customers

20.

K.S.A. § 66-1,241 directs the Commission to ensure that securitization provides net quantifiable rate benefits to customers when compared to the costs that would result from the application of the traditional method of financing and recovering the Securitized Utility Tariff Costs with respect to Qualified Extraordinary Costs or avoid or mitigate rate impacts to customers. As Transportation Customers will not be subject to the Securitized Utility Tariff Costs, this Financing Order address only net quantifiable rate benefits to Retail Customers. An analysis that compares the net present value of the costs to Retail Customers that are estimated to result from the issuance of Securitized Utility Tariff Bonds and the costs that would result from the application of traditional methods of financing and recovery of such Qualified Extraordinary Costs, which Atmos Energy has included in its Application, is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to Retail Customers. Likewise, a net present value analysis demonstrates whether securitizing Atmos Energy’s Qualified Extraordinary Costs provides net quantifiable rate benefits or avoids or mitigates rate impacts to Atmos Energy’s customers.

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21.

The financial analysis presented by Atmos Energy as confirmed by Staff witness Grady, indicates that securitization of the Qualified Extraordinary Costs plus Financing Costs as requested by Atmos Energy is expected to result in approximately $8.5 million of net quantifiable rate benefits to Retail Customers if the Securitized Utility Tariff Bonds are issued at a weighted average interest rate of 4.269% allowed by this Financing Order and with a ten-year expected life. This estimate assumes that actual Ongoing Financing Costs will be as shown on Appendix C to this Financing Order. The benefits for Customers set forth in Atmos Energy’s evidence are fully indicative of the benefits Customers will realize from the securitization approved in this Financing Order; however, the actual benefit to Retail Customers will depend upon market conditions on the date of pricing of the Securitized Utility Tariff Bonds and the actual scheduled maturity of the Securitized Utility Tariff Bonds.

22.

K.S.A. § 66-1,241(e)(13) requires that the Financing Order contain a statement to ensure that a future rate-making process to reconcile any differences between the actual Securitized Utility Tariff Costs financed by Securitized Utility Tariff Bonds and the final Securitized Utility Tariff Costs incurred by Atmos Energy or its assignee shall not affect the amount of Securitized Utility Tariff Bonds or the associated Securitized Utility Tariff Charges paid by customers. The Commission finds that this requirement, as reflected in Ordering Paragraph 160, provides customers with additional assurance that rate impacts to Retail Customers will be mitigated or avoided.

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C. Structure of the Proposed Securitization

1.	Special Purpose Entity

23.

For purposes of this securitization, Atmos Energy will form a Delaware limited liability company special purpose subsidiary, the SPE, with Atmos Energy as its sole member. The SPE will be formed for the limited purpose of acquiring Securitized Utility Tariff Property, issuing Securitized Utility Tariff Bonds in one or more tranches or classes, and performing other activities relating thereto or otherwise authorized by this Financing Order. The SPE will not be permitted to engage in any other activities and will have no assets other than Securitized Utility Tariff Property and related assets to support its obligations under the Securitized Utility Tariff Bonds. Obligations relating to the Securitized Utility Tariff Bonds will be the SPE’s only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of Atmos Energy to take action on the SPE’s behalf are imposed to achieve the objective that the SPE will be bankruptcy remote and not affected by a bankruptcy of Atmos Energy.

24.

The SPE will be managed by a board of managers with rights and duties set forth in its organizational documents. As long as the Securitized Utility Tariff Bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with Atmos Energy other than possibly acting as an independent manager for one or more other bankruptcy-remote subsidiaries of Atmos Energy, or their affiliates.

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25.

The SPE will not be permitted to amend the provisions of its limited liability agreement or other organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent manager. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the credit rating agencies. The Commission agrees that these restrictions to ensure that the SPE is bankruptcy-remote are reasonable and required.

26.

Per credit rating agency and Internal Revenue Service (“IRS”) requirements, Atmos Energy will transfer to the SPE an amount required to capitalize the SPE adequately (the “SPE Capitalization Level”) for deposit into the capital sub- account. The SPE Capitalization Level is expected to be 0.5% of the initial principal amount of the Securitized Utility Tariff Bonds to be issued by the SPE or such greater amount as might be needed to meet credit rating agency and IRS requirements. The actual SPE Capitalization Level will depend on credit rating agency and IRS requirements. Moreover, the Commission confirms that the SPE will be an “Assignee” as defined in K.S.A. § 66-1,240(b)(4), when ownership of the Securitized Utility Tariff Property is transferred to such SPE and such SPE may issue Securitized Utility Tariff Bonds in accordance with this Financing Order.

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27.

When Atmos Energy transfers its rights to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of K.S.A. § 66-1,246, then that transfer will be a “true sale” of an interest in Securitized Utility Tariff Property and not a secured transaction or other financing arrangement and title, legal and equitable, to the Securitized Utility Tariff Property will pass to the SPE. The transfer of an interest in Securitized Utility Tariff Property to an assignee will be perfected against all parties having claims of any kind in tort, contract or otherwise against the person granting the security interest and regardless of whether the parties have notice of the security interest, and a security interest in the Securitized Utility Tariff Property shall be perfected against all claims of lien creditors and shall have priority over all competing security interests and other claims other than any security interest previously perfected in accordance with the Act. The priority of a lien and security interest perfected should not be impaired by any later change in the Securitized Utility Tariff Charges pursuant to the Adjustment Mechanism or by the commingling of funds arising from Securitized Utility Tariff Charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a Financing Party.

28.

The SPE will issue the Securitized Utility Tariff Bonds in one or more tranches, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the Indenture Trustee, as collateral for payment of the Securitized Utility Tariff Bonds, the Securitized Utility Tariff Property, including the SPE’s right to receive the Securitized Utility Tariff Charges when collected, as described in Atmos Energy’s Application.

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29.

The scheduled final maturity of the last tranche of Securitized Utility Tariff Bonds will not exceed ten years, provided, however, that if a longer term is required to achieve the best possible credit rating and lowest resulting Securitized Utility Tariff Charges, such term may extend to a maximum of 12 years in consultation with and subject to the review rights of the Designated Representative. The legal final maturity is anticipated to be two years outside of the final scheduled maturity date.

30.

Concurrent with the issuance of any of the Securitized Utility Tariff Bonds, Atmos Energy will transfer to the SPE the Securitized Utility Tariff Property approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale within the meaning of K.S.A. § 66-1,256(a). By virtue of the transfer, the SPE will acquire all of the right, title, and interest of Atmos Energy in the Securitized Utility Tariff Property arising under this Financing Order.

31.

The use and proposed structure of the SPE and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the Securitized Utility Tariff Charges. Therefore, the use and proposed structure of the SPE should be approved.

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2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

32.

The primary forms of credit enhancements are the true-up process established with the Adjustment Mechanism and the capital sub-account. Atmos Energy requested approval to use additional forms of credit enhancement (e.g., letters of credit, additional amounts of overcollateralization or reserve accounts) and other mechanisms designed to promote the credit quality and marketability of the Securitized Utility Tariff Bonds. In connection with implementing any such other credit enhancement, the Company may enter into one or more Ancillary Agreements.

33.

Atmos Energy also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of Qualified Extraordinary Costs to be securitized. Atmos Energy should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s Designated Representative and Atmos Energy agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. This finding does not apply to the collection account or its sub-accounts approved in this Financing Order.

34.

Atmos Energy’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that Atmos Energy certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed with by the Commission’s Designated Representative.

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3.	Securitized Utility Tariff Property

35.

Under K.S.A. § 66-1,246(c), the rights to impose, collect, and receive Securitized Utility Tariff Charges (including all other rights of a utility under the Financing Order) are only contract rights until such rights are first transferred to an assignee or pledged in connection with the issuance of Securitized Utility Tariff Bonds, at which time they will become Securitized Utility Tariff Property. That transfer will be a true sale of an interest in Securitized Utility Tariff Property and not a secured transaction or other financing arrangement and title, legal and equitable, to the Securitized Utility Tariff Property will pass to the SPE.

36.

The rights to impose, collect, and receive the Securitized Utility Tariff Charges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become Securitized Utility Tariff Property upon the transfer of such rights by Atmos Energy to the SPE pursuant to K.S.A. § 66- 1,246(c). The rights to impose, collect and receive Securitized Utility Tariff Charges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the Qualified Extraordinary Costs that remains unsecuritized shall remain with Atmos Energy and shall not become Securitized Utility Tariff Property until transferred to the SPE in connection with a subsequent issuance of Securitized Utility Tariff Bonds.

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37.

Securitized Utility Tariff Property and all other collateral will be held and administered by the Indenture Trustee pursuant to the Indenture, as described in Atmos Energy’s Application and the testimony of Mr. Jason Schneider. This proposal will help ensure the lowest bond charges.

38.

Under K.S.A. §§ 66-1,244(a)-(b), Securitized Utility Tariff Property constitutes a present property right for purposes of contracts concerning the sale or pledge of property and the property will continue to exist until Securitized Utility Tariff Bonds issued pursuant to the Financing Order have been paid in full and all Financing Costs and other costs of such Securitized Utility Tariff Bonds have been recovered in full.

4.	Servicer and the Servicing Agreement

39.

Atmos Energy will execute a Servicing Agreement with the SPE. The entity responsible for carrying out the servicing obligations under any Servicing Agreement is the Servicer. Atmos Energy will be the initial Servicer but may be succeeded as Servicer by another entity under certain circumstances detailed in the Servicing Agreement, a form of which is attached hereto as Appendix D, and as hereby incorporated into this Financing Order, approved, and authorized by the Commission.

40.

Pursuant to the Servicing Agreement, the Servicer will be required, among other things, to bill and collect the applicable Securitized Utility Tariff Charges for the benefit and account of the SPE, to make the periodic true-up adjustments of Securitized Utility Tariff Charges as required or allowed by this Financing Order,

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and to account for and remit the applicable Securitized Utility Tariff Charges to, or for the account of the SPE, in accordance with the remittance procedures contained in the Servicing Agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the Servicing Agreement).

41.

Under the terms of the Servicing Agreement, if the Servicer fails to perform its servicing obligations in any material respect it shall be considered a default under the Servicing Agreement and the Indenture Trustee, acting under the Indenture to be entered into in connection with the issuance of the Securitized Utility Tariff Bonds, or the Indenture Trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of Securitized Utility Tariff Bonds shall, appoint an alternate party to replace the defaulting Servicer (the “Replacement Servicer”), in which case the Replacement Servicer will perform the obligations of the Servicer under the Servicing Agreement. The obligations of the Servicer under the Servicing Agreement and the circumstances under which an alternate Servicer may be appointed will be more fully described in the Servicing Agreement. The rights of the SPE under the Servicing Agreement will be included in the collateral pledged to the Indenture Trustee under the Indenture for the benefit of holders of the Securitized Utility Tariff Bonds.

42.

The Servicing Agreement shall include a provision that Atmos Energy shall indemnify the Commission (for the benefit of Customers) in connection with any increase in servicing fees that become payable as a result of a default resulting from Atmos Energy’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the Servicing Agreement. The indemnity will be enforced by the Commission but will not be enforceable by any Customers.

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43.

The proposed Servicing Agreement and servicing obligations of the Servicer are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower bond charges and greater benefits to customers and should be approved. Atmos Energy has represented that in order to obtain the necessary true sale and bankruptcy opinions, the SPE must pay a servicing fee to Atmos Energy that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization. Atmos Energy proposes to charge an annual servicing fee of 0.05 percent of the presumed initial principal Securitized Utility Tariff Bonds, plus out-of-pocket expenses (e.g., legal, accounting fees), to cover Atmos Energy’s incremental costs and expenses in servicing the Bonds and should be approved. The servicing and administration fees proposed by Atmos Energy shall be reviewed by the Designated Representative as part of the pre-issuance review process If the incremental cost to Atmos Energy to perform its servicing and administrative services under the Servicing Agreement and the Administration Agreement, a form of which is attached as Appendix D and Appendix G to this Financing Order, respectively, is less than what the Company is paid for those services, then that difference in cost (the associated profit margin earned by the Company as servicer and administrator) shall be tracked by Atmos Energy and included in a regulatory liability account to be addressed in Atmos Energy’s next general rate case.

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5.	Securitized Utility Tariff Bonds

44.

Securitized Utility Tariff Bonds will be issued in one or more tranches. The legal final maturity date of any tranche of the Securitized Utility Tariff Bonds will not exceed 32 years from the date of issuance, as required by the Act. It is not expected that the scheduled final maturity of the Securitized Bonds will exceed ten years, provided, however, that if a longer term is required to achieve the best possible credit rating and lowest resulting Securitized Utility Tariff Charges, such term may be modified to a maximum of twelve years, in consultation with and subject to review rights of the Designated Representative. The legal final maturity date of each tranche and amounts in each tranche is anticipated to be two years outside of the final scheduled maturity date. The legal final maturity will be finally determined by Atmos Energy, and subject to the Designated Representative’s review, consistent with market conditions and indications of the rating agencies, at the time the Securitized Utility Tariff Bonds are priced, but subject to ultimate Commission review through the Issuance Advice Letter process. Atmos Energy will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning Securitized Utility Tariff Property arising under this Financing Order, or to cause the issuance of any Securitized Utility Tariff Bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of the Act and this Financing Order. The SPE will issue the Securitized Utility Tariff Bonds on or after the fifth business day after pricing of the Securitized Utility Tariff Bonds unless, prior to noon on the fourth business day following pricing of the Securitized Utility Tariff Bonds, the Commission issues a Disapproval Letter finding that the proposed issuance does not comply with the requirements of the Act or this Financing Order.

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45.

The Commission finds that the proposed structure is in the public interest and should be used. The proposed structure as subject to the pre-issuance review process is reasonable and should be approved, provided that the structure may be modified based upon rating agency and market considerations, as long as the final Issuance Advice Letter demonstrates that all of the statutory financial requirements are met. This restriction is necessary to ensure that the stated economic benefits to customers materialize.

6.	Security for Securitized Utility Tariff Bonds

46.

The payment of the Securitized Utility Tariff Bonds and related charges authorized by this Financing Order is to be secured by the Securitized Utility Tariff Property created by this Financing Order. The Securitized Utility Tariff Bonds will be issued pursuant to an Indenture and series supplement administered by the Indenture Trustee. The Indenture will include provisions for a collection account and sub-accounts for the collection and administration of the Securitized Utility Tariff Charges and payment or funding of the principal and interest on the Securitized Utility Tariff Bonds and other costs, including fees and expenses, in connection with the Securitized Utility Tariff Bonds, as described in Atmos Energy’s Application. Pursuant to the Indenture, the SPE will establish a collection account as a trust account to be held by the Indenture Trustee as

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collateral for the payment of the scheduled principal, interest, and other costs approved in this Financing Order related to the Securitized Utility Tariff Bonds in full and on a timely basis. The collection account will include the general sub-account, the capital sub-account, and the excess funds sub-account, and may include other sub-accounts.

7.	The General Sub-account

47.

The Indenture Trustee will deposit the Securitized Utility Tariff Charge remittances that the Servicer remits to the Indenture Trustee for the account of the SPE into the general sub-account. The Indenture Trustee will on a periodic basis allocate or use all amounts in this sub-account to pay expenses of the SPE, to pay principal and interest on the Securitized Utility Tariff Bonds, and to meet the funding requirements of the other sub-accounts. The funds in the general sub-account will be invested by the Indenture Trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the Indenture Trustee to pay principal and interest on the Securitized Utility Tariff Bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact 69), and otherwise in accordance with the terms of the Indenture.

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8.	The Capital Sub-account

48.

When the Securitized Utility Tariff Bonds are issued, Atmos Energy will make a capital contribution to the SPE for that series, which the SPE will deposit into the capital sub-account. The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of the Securitized Utility Tariff Bonds, although the actual amount will depend on tax and rating agency requirements. The capital sub-account will serve as collateral to ensure timely payment of principal and interest on the Securitized Utility Tariff Bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact 68). Any funds drawn from the capital sub-account to pay these amounts due to a shortfall in the Securitized Utility Tariff Charge remittances will be replenished through future Securitized Utility Tariff Charge remittances.

49.

The funds in the capital sub-account will be invested by the Indenture Trustee in short-term high-quality investments, and such funds (including investment earnings) will be available to be used by the Indenture Trustee to pay principal and interest on the Securitized Utility Tariff Bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact 69). Atmos Energy will be authorized to receive an annual return on the capital contribution at Atmos Energy’s cost of capital, which is currently 8.396%. The required revenue, if any, to provide an annual return on any such additional capital at Atmos Energy’s weighted average cost of capital (WACC) is an Ongoing Financing Cost. Upon payment of the principal amount of all Securitized Utility Tariff Bonds and the discharge of all obligations that may be paid by use of Securitized Utility Tariff Charges, all principal amounts in the capital sub-account, will be released to the SPE for payment to Atmos Energy. Retail Customers shall receive the benefit of the investment earnings on this Capital Sub-account as earnings will be transferred to the Excess Funds Subaccount in accordance with the provisions of the Indenture, with the funds in this Subaccount being taken into account in the semi-annual true-up Adjustment Mechanism process.

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50.

The capital sub-account, funded by a capital contribution by Atmos Energy of an amount equal to 0.5% of the initial principal balance of the Securitized Utility Tariff Bonds, will serve as a credit enhancement of the transaction. To ensure that Retail Customers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the Securitized Utility Tariff Bonds should not be applied towards this capital contribution. Because Atmos Energy funds the capital sub-account, Atmos Energy should receive its authorized WACC as a return on the capital sub-account. If Atmos Energy is required to make a capital contribution in excess of 0.5% of the original Securitized Utility Tariff Bonds, Atmos Energy should receive the WACC return on any such additional capital contribution, from time to time, and should receive a return of all capital contributions after all Securitized Utility Tariff Bonds have been paid. So long as no event of default under the Indenture has occurred and is continuing, and the Periodic Payment Requirement is satisfied, such return on amounts in the capital sub-account shall be released to Atmos Energy.

9.	The Excess Funds Sub-account

51.

The excess funds sub-account will hold any Securitized Utility Tariff Charge remittances and investment earnings on the collection account (other than earnings attributable to the capital sub-account and released under the terms of the Indenture) in excess of the amounts needed to pay current principal and interest

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on the Securitized Utility Tariff Bonds and to pay Ongoing Financing Costs related to the Securitized Utility Tariff Bonds (including, but not limited to, replenishing the capital sub-account). Any balance in or allocated to the excess funds sub-account on a true-up adjustment date will be subtracted from the Periodic Payment Requirement for purposes of the true-up adjustment. The funds in this sub-account will be invested by the Indenture Trustee in short-term high-quality investments, and such funds (including investment earnings thereon) will be available to be used by the Indenture Trustee to pay principal and interest on the Securitized Utility Tariff Bonds and other Ongoing Financing Costs relating to the Securitized Utility Tariff Bonds.

10.	Other Sub-accounts

52.

Other credit enhancements in the form of sub-accounts may be used for the transaction provided that the Commission’s Designated Representative and Atmos Energy agree in advance that such enhancements provide benefits greater than their tangible and intangible costs. If the Commission’s Designated Representative and Atmos Energy subsequently agree that use of an over- collateralization sub-account or other sub-account is necessary to obtain such tax treatment or AAA ratings or will otherwise increase the tangible and quantifiable benefits of the securitization, Atmos Energy may implement such sub-accounts in order to reduce Securitized Utility Tariff Charges.

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11.	General Provisions

53.

The collection account and the sub-accounts described above are intended to provide for full and timely payment of scheduled principal and interest on the Securitized Utility Tariff Bonds and all other components of the Periodic Payment Requirement (as defined in Finding of Fact 69). If the amount of Securitized Utility Tariff Charges remitted to the general sub-account is insufficient to make all scheduled payments of principal and interest on the Securitized Utility Tariff Bonds and to make payment on all of the other components of the Periodic Payment Requirement, the excess funds sub-account, and the capital sub-account will be drawn down, in that order, to make those payments. Any deficiency in the capital sub-account due to such withdrawals must be replenished on a periodic basis through the Adjustment Mechanism. In addition to the foregoing, there may be such additional accounts and sub-accounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts will be administered and used as set forth in the Servicing Agreement and the Indenture. Upon the maturity of the Securitized Utility Tariff Bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital sub-account, will be released to the SPE and equivalent amounts will be credited by Atmos Energy to Retail Customers. The Indenture Trustee will distribute to Atmos Energy the final balance of the sub-accounts.

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54.

The use of a collection account and its sub-accounts in the manner proposed by Atmos Energy is reasonable, will lower risks associated with the securitization and thus lower the costs to Retail Customers, and should, therefore, be approved.

12. Securitized Utility Tariff Charges—Imposition and Collection, Nonbypassability, Settlement Fee

55.

Atmos Energy seeks authorization to impose on and collect from Retail Customers Securitized Utility Tariff Charges in an amount sufficient to provide for the timely payment of principal and interest on the Securitized Utility Tariff Bonds and Financing Costs related to the Securitized Utility Tariff Bonds.

56.

Securitized Utility Tariff Charges are Nonbypassable charges that will be paid by all existing and/or future Retail Customers receiving natural gas service from the public utility or its successors or assignees under Commission-approved rate schedules or under special contracts, even if a Retail Customer elects to purchase natural gas from an alternative natural gas supplier following a fundamental change in regulation of public utilities in Kansas. The Nonbypassable Securitized Utility Tariff Charges are applicable to existing and/or future Retail Customers located within Atmos Energy’s service area, as such service area exists on the date of this Financing Order, and, as this Financing Order so provides, at the discretion of Atmos Energy, as such service area may be expanded or acquired.

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57.

Securitized Utility Tariff Charges will be calculated on a fixed monthly charge per Retail Customer, pursuant to the method described in the WESCR, a pro forma copy of which is contained in Appendix B. The fixed monthly per-Retail Customer Securitized Utility Tariff Charge will be adjusted semi-annually pursuant to the Adjustment Mechanism described below. The per-Retail Customer charge initially will be calculated using the Retail Customer count reported in the most recent Atmos Energy Annual Report and will be updated semi-annually. Additionally, if the customer count for a particular class declines by more than ten percent (10%) from that identified in the 2021 Annual Report, then the allocation factors will be recalculated using the most recent 12-month weather normalized volume for each customer class.

58.	Securitized Utility Tariff Charges will be identified as a separate line item on bills presented to customers. Billing will begin with the first billing cycle of the month following bond issuance.

59.

The Securitized Utility Tariff Bonds will have a scheduled maturity of no longer than ten years, provided, however, that if a longer term is required to achieve the best possible credit rating and lowest resulting Securitized Utility Tariff Charges, such term may extend to a maximum of twelve years subject to review rights of the Designated Representative. The Securitized Utility Tariff Bonds may be issued in one or more tranches of varying duration and maturity, subject to the review of the Designated Representative. The legal final maturity of any tranche of the Securitized Utility Tariff Bonds may be longer than the scheduled final maturity of such tranche, based upon rating agency and market considerations, but in no event shall the final legal maturity of any tranche exceed 32 years, as required by the Act.

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60.

Atmos Energy, acting as Servicer, and any subsequent Servicer, will collect Securitized Utility Tariff Charges from all existing and future Retail Customers located within Atmos Energy’s service area, as such service area exists on the date of this Financing Order. Atmos Energy should be granted the opportunity, but not the obligation, to collect Securitized Utility Tariff Charges from all existing and future Retail Customers located in any such service area as may be expanded or acquired in the future. Unless otherwise prohibited by law, Securitized Utility Tariff Charges will not be charged to Transportation Customers. In accordance with the Settlement in Docket No. 21-ATMG-333-GIG, Retail Customers who become Transportation Customers during the period Securitized Utility Tariff Charges are being recovered shall be required to pay a settlement fee prior to becoming a Transportation Customer. The settlement fee owed by the Retail Customer shall be based on the estimated present value of the expected charges the customer would have paid as a Retail Customer over the remaining period in which the Securitized Utility Tariff Charge is being recovered. The charges shall use a discount rate described in this Order. This settlement fee will be credited to Atmos Energy’s other Retail Customer once a year through its PGA/ACA.

61.

Atmos Energy’s proposal related to imposition and collection of Securitized Utility Tariff Charges, the Nonbypassability of such charges, and the imposition of a settlement fee on Retail Customers that become Transportation Customers is reasonable and is necessary to ensure collection of Securitized Utility Tariff Charges sufficient to support recovery of the Qualified Extraordinary Costs plus Financing Costs should be approved. It is reasonable to approve Atmos Energy’s Form of Tariff, attached hereto as Exhibit B (WESCR) in this Financing Order and require that these tariff provisions be filed before any Securitized Utility Tariff Bonds are issued pursuant to this Financing Order.

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13. Allocation of Qualified Extraordinary Costs and Ongoing Financing Costs among Retail Customer Classes

62.	Atmos Energy proposed that a single allocation percentage be developed for each Securitized Utility Tariff Charge class and that such percentages be set forth in the WESCR.

63.

Atmos Energy proposes to allocate Securitized Utility Tariff Charges to its Retail Customer classes based on each customer classes’ percentage of the total estimated February 2021 sales volumes. The proposed allocation method is as follows:

	Estimate of
	February 2021 Usage
Customer Class	(Mcf)	Allocation%
Residential Sales Service	23,505,675	75.015%
Commercial/Public Authority	7,572,483	24.167%
School Sales Service	82,668	0.264%
Industrial Sales Service	50,073	0.160%
Small Generator	31	0.000%
Irrigation Engine	123,509	0.394%

	31,334,439	100.000%

64.

The Servicer is responsible for assessing and collecting Securitized Utility Tariff Charges. The procedures for assessing, collecting, and remitting Securitized Utility Tariff Charges are detailed in the Servicing Agreement, attached to this Financing Order as Appendix D. Securitized Utility Tariff Charges received by

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the Servicer shall be remitted to the Indenture Trustee each business day based on estimated amounts collected, with cash held no more than two business days prior to remittance. The Indenture Trustee shall hold Securitized Utility Tariff Charge amounts received from the Servicer until the next payment date. In the event that an entity not the Servicer (e.g., a third-party energy provider or collection agent) assesses or collects Securitized Utility Tariff Charges, such entity is bound to the requirements of this Financing Order for any such assessment, collection, or remittance of Securitized Utility Tariff Charges.

65.	The methodology for allocating Securitized Utility Tariff Charges and developing the initial percentages as described above is reasonable and appropriate and should be approved.

66.

Except for Retail Customers outside of Atmos Energy’s service area as it exists on the date of this Financing Order which are subsequently acquired by Atmos Energy, customers will be assigned to the Securitized Utility Tariff Charge classes listed in the WESCR based on the definitions and procedures described in the WESCR. Customers outside of Atmos Energy’s service area as it exists on the date of this Financing Order may become subject to Securitized Utility Tariff Charges at the time Atmos Energy files an application to expand its service area. As long as the Securitized Utility Tariff Charges are being collected, any application to expand or acquire service area by Atmos Energy will detail whether customers located within the expanded or acquired service area will be assessed Securitized Utility Tariff Charges.

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67.

The initial percentages will remain in effect throughout the life of the Securitized Utility Tariff Bonds. Notwithstanding the above, the customer classes are cross-collateralized in the Adjustment Mechanism, meaning that projected revenue shortfalls in one customer class are remedied by adjustments to the Securitized Utility Tariff Charges for each customer class, not only the customer class with the projected revenue shortfalls.

68.	The method of calculating percentages as set forth in Atmos Energy’s Application and the WESCR complies with the requirements of the Act and should be approved.

14. True-Up of Securitized Utility Tariff Charges

69.	Pursuant to K.S.A. § 66-1,240(b)(2), the Servicer of the Securitized Utility Tariff Bonds will make semi-annual adjustments to the Securitized Utility Tariff Charges to:

(a)	correct any under-collection or over-collection of Securitized Utility Tariff Charges during the preceding 6 months; and

(b)	ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Securitized Utility Tariff Bonds.

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Such amounts are referred to as the “Periodic Payment Requirement” and the amounts necessary to be billed to collect such Periodic Payment Requirement are referred to as the “Periodic Billing Requirement.” The Servicer will make true-up adjustment filings with the Commission utilizing the Adjustment Mechanism at least semi-annually.

70.

True-up filings will be based on the cumulative differences, regardless of the reason, between scheduled principal and interest payments and Ongoing Financing Costs on the Securitized Utility Tariff Bonds and the amount of Securitized Utility Tariff Charge remittances to the Indenture Trustee. The Adjustment Mechanism is cross-collateralized across customer classes, meaning that any projected under-collection in one customer class requires an adjustment of charges for that customer class as well as of the other customer classes. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the Periodic Payment Requirements over the expected life of the Securitized Utility Tariff Bonds.

71.	The Servicer will make true-up adjustments utilizing the Adjustment Mechanism described in the Servicing Agreement, attached hereto as Appendix D.

15. Interim True-Up

72.

In addition to semi-annual true-up adjustments, true-up adjustments may be made by the Servicer more frequently at any time during the term of the Securitized Utility Tariff Bonds to correct any under-collection or over-collection, as provided for in this Financing Order, in order to assure timely payment of Securitized Utility Tariff Bonds as scheduled.

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73.

In the event an interim true-up is necessary, the interim true-up adjustment should be filed by the fifteenth day of the current month for implementation in the first billing cycle of the following month. In no event would such interim true-up adjustments occur more frequently than every three months if quarterly Securitized Utility Tariff Bond payments are required or every six months if semi-annual bond payments are required; provided, however, that quarterly true-up adjustments shall be required for any Securitized Utility Tariff Bonds remaining outstanding during the year immediately preceding scheduled final maturity of the last tranche of Securitized Utility Tariff Bonds.

16. Additional True-Up Provisions

74.

The Adjustment Mechanism filing will set forth the Servicer’s calculation of the Adjustment Mechanism to the Securitized Utility Tariff Charges. The Commission will have 30 days after the date of an Adjustment Mechanism filing in which to confirm the mathematical accuracy of the Servicer’s adjustment and to confirm that there are no clerical errors. Any Adjustment Mechanism filed with the Commission should be effective on its proposed effective date, which shall be not less than 30 days after filing. Any necessary corrections to the Adjustment Mechanism, due to mathematical or clerical errors in the calculation of such adjustment or otherwise, will be made in future Adjustment Mechanism filings.

75.

The true-up procedures contained in the WESCR are reasonable and will reduce risks related to the Securitized Utility Tariff Bonds, resulting in lower bond charges and greater benefits to Retail Customers and should be approved.

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76.

The broad-based nature of the Adjustment Mechanism and the pledge of the State of Kansas, along with the bankruptcy remoteness of the SPE and the collection account, will serve to minimize credit risk and support the highest ratings.

17. Lowest Bond Charges

77.	Atmos Energy has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the use of the SPE as issuer of the Securitized Utility Tariff Bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b)

the right to impose and collect Securitized Utility Tariff Charges that are Nonbypassable, and which must be trued-up at least semi-annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

(c)

additional collateral in the form of a collection account which includes a capital sub-account funded in cash in an amount not less than 0.5% of the original principal amount of the Securitized Utility Tariff Bonds and other sub-accounts resulting in greater certainty of timely payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the Securitized Utility Tariff Bond transaction;

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(d)

protection of bondholders against potential defaults by a Servicer that is responsible for billing and collecting the Securitized Utility Tariff Charges from existing or future Retail Customers located within Atmos Energy’s service area as it exists on the date of this Financing Order, and, at Atmos Energy’s discretion, from existing or future Retail Customers located within service areas Atmos Energy expands into or acquires after the date of this Financing Order;

(e)

the Securitized Utility Tariff Bonds will be marketed using proven underwriting and marketing processes including Designated Representative and advisor review through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, scheduled and legal final maturities, and other aspects of the structuring and pricing will be determined, evaluated, and factored into the structuring and pricing of the Securitized Utility Tariff Bonds; and

(f)

furnishing timely information to the Commission’s Designated Representative and its advisors, to allow the Commission, through the pre-issuance review and Issuance Advice Letter process, to ensure that the structuring, marketing and pricing of the Securitized Utility Tariff Bonds result in the lowest bond charges consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of this Financing Order.

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78.

Atmos Energy’s proposed transaction structure, coupled with the review of the Designated Representative and its advisors, is necessary to enable the Securitized Utility Tariff Bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the Securitized Utility Tariff Bonds will result in the lowest bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to customers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the gas market.

D. Use of Proceeds

79.

Upon the issuance of Securitized Utility Tariff Bonds, the SPE will use the net proceeds from the sale of the Securitized Utility Tariff Bonds (after payment of transaction costs) to pay to Atmos Energy the purchase price of the Securitized Utility Tariff Property.

80.

The net proceeds from the sale of the Securitized Utility Tariff Property (after payment of transaction costs) will be applied to recover Atmos Energy’s Qualified Extraordinary Costs incurred because of the Winter Event.

E. Method of Tracing Funds

81.

Atmos Energy’s Application also contains a method of tracing funds collected as Securitized Utility Tariff Charges. The Securitized Utility Tariff Charges collected from customers will be placed on a separate line on customers’ bills, allowing the Company to assign the Securitized Utility Tariff Charges a specific code, by customer class, in its billing system. This code will allow the Company to trace proceeds from the Securitized Utility Tariff Charges.

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F. Reconciliation Plan

82.

Atmos Energy’s Application contains a reconciliation proposal. As contemplated by the Financial Plan Settlement, this proposal considers both the deferred tax liability associated with Qualified Extraordinary Cost recoveries, as well as the corresponding and offsetting deferred tax asset associated with the net operating loss carry-forward created by the Qualified Extraordinary Costs. If the incremental cost to Atmos Energy to perform its servicing and administrative services under the Servicing Agreement and the Administration Agreement, respectively, is less than what the Company is paid for those services, then that difference in cost (the associated profit margin earned by the Company as servicer and administrator) shall be tracked by Atmos Energy and included in a regulatory liability account to be addressed in Atmos Energy’s next general rate case.

G. Customer Communications Plan

83.	Atmos Energy shall provide information regarding the benefits of securitization to customers as set forth in the Customer Communications Plan, attached hereto as Appendix F.

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H. State Pledge

84.

Pursuant to K.S.A. § 66-1,252(a), the State of Kansas and its agencies, including the Commission, have pledged and agreed with bondholders, the owners of the Securitized Utility Tariff Property and other financing parties that the state and its agencies shall not:

(a)

Alter the statute that authorizes the Commission to create an irrevocable contract right or chose in action by the issuance of a Financing Order, to create securitized utility tariff property and to make the Securitized Utility Tariff Charges imposed by a Financing Order irrevocable, binding or Nonbypassable charges for all existing and future Retail Customers within the service area of the public utility;

(b)

Take any action that would impair the value of Securitized Utility Tariff Property or the security for the Securitized Utility Tariff Bonds, or revises the Securitized Utility Tariff Costs for which recovery is authorized; impair the rights and remedies of the bondholders, assignees and other financing parties in any way; or,

(c)

Except for changes made pursuant to the Adjustment Mechanism expressly allowed by law, reduce, alter, or impair the Securitized Utility Tariff Charges to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties, until any and all principal, interest, premium, Financing Costs and other fees, expenses or charges incurred and any contracts to be performed in connection with the related Securitized Utility Tariff Bonds have been paid and performed in full.

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IV. Conclusions of Law

85.	Atmos Energy is a natural gas public utility, as defined in K.S.A. § 66-1.200.

86.	Atmos Energy is entitled to file an Application for a Financing Order under K.S.A. § 66-1,241(b).

87.	The Commission has jurisdiction and authority over Atmos Energy’s Application pursuant to K.S.A. § 66-1,241(b).

88.	The Commission has authority to issue this Financing Order under K.S.A. § 66-1,241(d).

89.	Atmos Energy’s Application is in the public interest and complies with Commission rules.

90.	K.S.A. § 66-1,241 allows a public utility to securitize its Qualified Extraordinary Costs.

91.	The SPE will be an assignee as defined in K.S.A. § 66-1,240(b)(4) when an interest in Securitized Utility Tariff Property is transferred, other than as security, to the SPE.

92.	The holders of the Securitized Utility Tariff Bonds and the Indenture Trustee will each be a Financing Party as defined in K.S.A. § 66-1,240(b)(12).

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93.

The securitization approved in this Financing Order satisfies the requirement of K.S.A. § 66-1,241(d)(2) mandating that the proposed issuance of Securitized Utility Tariff Bonds and the imposition and collection of Securitized Utility Tariff Charges are expected to provide net quantifiable rate benefits to Retail Customers as compared to the traditional methods of financing and recovering Securitized Utility Tariff Costs from Retail Customers or would avoid or mitigate rate impacts to customers. An analysis that compares the net present value of the costs to Retail Customers that are estimated to result from the issuance of Securitized Utility Tariff Bonds and the costs that would result from the Application of traditional methods of financing and recovery of such Qualified Extraordinary Costs, which Atmos Energy has included in its Application, is an appropriate economic analysis to demonstrate whether securitization provides the requisite benefits to customers.

94.

The SPE’s issuance of the Securitized Utility Tariff Bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of K.S.A. § 66-1,241(e)(5) that the structuring, pricing and Financing Costs of the Securitized Utility Tariff Bonds are expected to result in the lowest Securitized Utility Tariff Charges, consistent with market conditions at the time the Securitized Utility Tariff Bonds are priced and the terms of the Financing Order.

95.

This Financing Order adequately details the amount to be recovered and the period over which Atmos Energy will be permitted to recover Nonbypassable Securitized Utility Tariff Charges in accordance with the requirements of K.S.A. §§ 66-1,241(e)(1), (6).

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96.

The payment of a Securitized Utility Tariff Charge may not be avoided by any existing or future Retail Customer, including special contract customers, located within Atmos Energy’s service area, as such service area existed on the date of this Financing Order, or, if the Financing Order so provides, as such service area may be expanded, even if the customer elects to purchase natural gas from a supplier other than Atmos Energy, or its successors or assignees, or receives natural gas service from another natural gas service utility operating in the same service area. Atmos Energy shall have the option, but not the obligation, to impose Securitized Utility Tariff Charges on existing or future Retail Customers in service areas expanded or acquired following the issuance of this Financing Order.

97.	The method approved in this Financing Order for collecting and allocating the Securitized Utility Tariff Charges satisfies the requirements of K.S.A. § 66-1,241(e)(2)(A).

98.

The Customer Communications Plan approved in this Financing Order for providing information regarding the benefits of securitization obtained for customers through this Financing Order satisfies the requirements of K.S.A. § 66-1,241(e)(4).

99.

As provided in K.S.A. § 66-1,241(h)(1), this Financing Order, together with the Securitized Utility Tariff Charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for true-up adjustments made in accordance with the Adjustment Mechanism approved in this Financing Order; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for issuance of Securitized Utility Tariff Bonds if requested to do so by Atmos Energy.

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100.

As provided in K.S.A. § 66-1,246(c), the rights and interests of Atmos Energy or its successor under this Financing Order, including the right to impose, collect and receive the Securitized Utility Tariff Charges authorized in this Financing Order, are assignable and shall become Securitized Utility Tariff Property when they are first transferred to the SPE.

101.

The rights, interests and property conveyed to the SPE in a Securitized Utility Tariff Property Purchase and Sale Agreement (the “Sale Agreement”), a form of which is attached hereto as Appendix E, and the related Bill of Sale, including the irrevocable right to impose, collect and receive Securitized Utility Tariff Charges and the revenues and collections from Securitized Utility Tariff Charges are “Securitized Utility Tariff Property” within the meaning of K.S.A. § 66-1,240(22), and all revenues and collections resulting from the Securitized Utility Tariff Charges will constitute proceeds only of the Securitized Utility Tariff Property arising from this Financing Order.

102.

Upon the transfer by Atmos Energy of the Securitized Utility Tariff Property to the SPE, the SPE will have all of the rights, title and interest of Atmos Energy in the portion of the Securitized Utility Tariff Property arising under this Financing Order that is related to the amount of Securitized Utility Tariff Bonds the SPE issues, including the right to impose, collect and receive the Securitized Utility Tariff Charges authorized by the Financing Order.

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103.

The Securitized Utility Tariff Bonds issued pursuant to this Financing Order will be “Securitized Utility Tariff Bonds” within the meaning of K.S.A. § 66-1,240(19)(A), and the Securitized Utility Tariff Bonds and holders thereof are entitled to all of the protections provided under the Act.

104.

The Securitized Utility Tariff Charges paid by the Retail Customers to the Servicer as Securitized Utility Tariff Charges pursuant to this Financing Order are “Securitized Utility Tariff Charges” as defined in K.S.A. § 66-1,240(b)(20)

105.

The terms “customer” and “sales customers” in the Kansas Utility Securitization Act means Retail Customers, as defined in the Glossary. Transportation Customers is defined in the Glossary are excluded from the Securitized Utility Tariff Charges.

106.

As provided in K.S.A. § 66-1,244(e), the interests of an assignee, the holders of Securitized Utility Tariff Bonds, and the Indenture Trustee in Securitized Utility Tariff Property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by Atmos Energy or any other person or in connection with the reorganization, bankruptcy or other insolvency of Atmos Energy or any other entity.

107.	The Adjustment Mechanism approved in this Financing Order to true-up the Securitized Utility Tariff Charges satisfies the requirements of the Act.

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108.

If and when Atmos Energy transfers to the SPE the right to impose, collect, and receive Securitized Utility Tariff Charges and to issue Securitized Utility Tariff Bonds, the Servicer will be able to recover the Securitized Utility Tariff Charges associated with such Securitized Utility Tariff Property only for the benefit of the SPE and the holders of the Securitized Utility Tariff Bonds in accordance with the Servicing Agreement.

109.

As provided in K.S.A. § 66-1,241(e)(12), this Financing Order contains a method of tracing funds collected as Securitized Utility Tariff Charges, or other proceeds of Securitized Utility Tariff Property, demonstrating that such method shall be deemed the method of tracing such funds and determining the identifiable cash proceeds of any Securitized Utility Tariff Property subject to a Financing Order under applicable law.

110.

As provided in K.S.A. § 66-1,241(e)(13), this Financing Order contains a statement specifying a future rate-making process to reconcile any differences between the actual Securitized Utility Tariff Costs financed by Securitized Utility Tariff Bonds and the final Securitized Utility Tariff Costs incurred by Atmos Energy or assignee provided that any such reconciliation shall not affect the amount of Securitized Utility Tariff Bonds or the associated Securitized Utility Tariff Charges paid by Retail Customers.

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111.

If and when Atmos Energy transfers its rights under this Financing Order to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of K.S.A. § 66-1,246, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in Securitized Utility Tariff Property and not a secured transaction or other financing arrangement and title, legal and equitable, to the Securitized Utility Tariff Property will pass to the SPE. As provided by K.S.A. § 66-1,246(b), this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including Atmos Energy’s retention of an equity interest in the SPE, Atmos Energy’s role as the Servicer, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

112.

As provided in K.S.A. §§ 66-1,245(d) and (e) the transfer of an interest in Securitized Utility Tariff Property to an assignee will be perfected against all parties having claims of any kind in tort, contract or otherwise against the person granting the security interest and regardless of whether the parties have notice of the security interest. Without limitation, upon such filing, a security interest in the Securitized Utility Tariff Property shall be perfected against all claims of lien creditors and shall have priority over all competing security interests and other claims other than any security interest previously perfected in accordance with the Act.

113.

As provided in K.S.A. §§ 66-1,245(e) and (f), the priority of a lien and security interest perfected in accordance with K.S.A. § 66-1,245(d) will not be impaired by any later change in the Securitized Utility Tariff Charges pursuant to the Adjustment Mechanism or by the commingling of funds arising from Securitized Utility Tariff Charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a Financing Party.

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114.

As provided in K.S.A. § 66-1,245(e), if Securitized Utility Tariff Property is transferred to an assignee, any proceeds of the Securitized Utility Tariff Property will be treated as held in trust for the assignee.

115.

As provided in K.S.A. § 66-1,245(g), if a default occurs under Securitized Utility Tariff Bonds that are secured by a security interest in Securitized Utility Tariff Property, the financing parties or their representatives may exercise the rights and remedies available to a secured party under the code, including the rights and remedies available under K.S.A. Chapter 84, Part 6, Article 9, and amendments thereto, as if they were secured parties with a perfected and prior lien under the code. The Commission may also order amounts arising from Securitized Utility Tariff Charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest shall apply. On Application by or on behalf of the financing parties, the district court of the county where the public utility’s headquarters is located shall order the sequestration and payment to such financing parties of revenues arising from the Securitized Utility Tariff Charges.

116.

As provided by K.S.A. § 66-1,250, the Securitized Utility Tariff Bonds authorized by this Financing Order are not a debt or obligation of the State of Kansas and are not a charge on its full faith and credit or taxing power.

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117.

Pursuant to K.S.A. § 66-1,252(a), the State of Kansas and its agencies, including the Commission, have pledged and agreed with bondholders, the owners of the Securitized Utility Tariff Property and other financing parties that the state and its agencies shall not:

118.

Alter the statute that authorizes the Commission to create an irrevocable contract right or chose in action by the issuance of a Financing Order, to create securitized utility tariff property and to make the Securitized Utility Tariff Charges imposed by a Financing Order irrevocable, binding or Nonbypassable charges for all existing and future Retail Customers within the service area of the public utility;

119.

Take any action that would impair the value of Securitized Utility Tariff Property or the security for the Securitized Utility Tariff Bonds, or revises the Securitized Utility Tariff Costs for which recovery is authorized; impair the rights and remedies of the bondholders, assignees and other financing parties in any way; or,

120.

Except for changes made pursuant to the Adjustment Mechanism expressly allowed by law, reduce, alter, or impair the Securitized Utility Tariff Charges to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties, until any and all principal, interest, premium, Financing Costs and other fees, expenses or charges incurred and any contracts to be performed in connection with the related Securitized Utility Tariff Bonds have been paid and performed in full.

121.	This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy or insolvency of Atmos Energy, or their successors or assignees.

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122.

Atmos Energy retains sole discretion regarding whether or when to assign, sell, or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any Securitized Utility Tariff Bonds authorized by this Financing Order, subject to the Commission’s authority through the Issuance Advice Letter process to find that the proposed issuance does not comply with the requirements of the Act and this Financing Order. The pre-issuance review process, with the review, consultation and collaboration of the Designated Representative and its advisors is necessary to comply with the lowest cost standard provided by the Act.

123.

The Commission shall not, in exercising its powers and carrying out its duties regarding any matter within its authority, consider the (1) Securitized Utility Tariff Bonds issued pursuant to this Financing Order to be the debt of Atmos Energy other than for federal and state income tax purposes; (2) Securitized Utility Tariff Charges paid under this Financing Order to be the revenue of Atmos Energy for any purpose; or (3) Qualified Extraordinary Costs or Financing Costs specified in this Financing Order to be the costs of Atmos Energy.

124.

The Commission shall not, directly or indirectly, utilize or consider the debt reflected by the Securitized Utility Tariff Bonds in establishing Atmos Energy’s capital structure used to determine any regulatory matter, including, but not limited to, Atmos Energy’s revenue requirement used to set its rates.

125.

The Commission shall not, directly or indirectly, consider the existence of the Securitized Utility Tariff Bonds or the potential use of Securitized Utility Tariff Bond financing in determining Atmos Energy’s authorized rate of return used to determine Atmos Energy’s revenue requirement used to set its rates.

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126.	This Financing Order meets the requirements for a Financing Order under the Act.

V. Ordering Paragraphs

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Commission orders:

A. Approval

127.

Approval of Application. The Application of Atmos Energy for the issuance of a Financing Order under the Act, is approved, as provided in this Financing Order. Atmos Energy’s Application and accompanying testimony and schedules are incorporated into the record pursuant to this Financing Order. The form of the Servicing Agreement, Sales Agreement, Administration Agreement, Indenture, and SPE LLC Agreement discussed herein and attached hereto are approved, subject to the review of the Designated Representative of the Commission, including its legal and investment banking advisors during the Pre-Issuance Review process discussed in paragraphs 14 and 15.

128.

Authority to Securitize. Atmos Energy is authorized in accordance with this Financing Order to securitize and to cause the issuance of Securitized Utility Tariff Bonds in one or more tranches with an aggregate principal amount estimated at $92,684,233 (the Qualified Extraordinary Costs and Financing Costs), with said estimated amount being finalized in the Issuance Advice Letter.[79]

[79]

This represents $89,799,233 in extraordinary gas costs and anticipated carrying costs through March 31, 2022, as well as anticipated Upfront Financing Costs of $2,885,000. See Revised Direct Testimony of Kathleen R. Ocanas, Docket No. 22-ATMG-538-TAR, p 4 (July 22, 2022).

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129.

Imposition of Securitized Utility Tariff Charges. Atmos Energy shall impose on, and the Servicer shall collect from, all Retail Customers and other entities which, under the terms of this Financing Order or the WESCR are required to pay Securitized Utility Tariff Charges as provided in this Financing Order, Securitized Utility Tariff Charges in an amount sufficient to provide for the timely payment of scheduled principal and interest on the Securitized Utility Tariff Bonds and Ongoing Financing Costs related to the Securitized Utility Tariff Bonds.

130.

Provision of Information. Atmos Energy shall take all necessary steps to ensure that the Commission or its Designated Representative is provided sufficient and timely information to allow the Commission or its Designated Representative to fully participate in and exercise its decision-making authority concerning the proposed securitization as provided in this Financing Order. Atmos Energy shall collaborate, confer, and consult with the Designated Representative of the Commission, including its legal and investment banking advisors, to review and observe all facets of the structuring, marketing, and pricing of the securitization bonds following approval of the Financing Order. The Designated Representative’s review shall be conducted with a goal of achieving the lowest cost standard as provided in the Act, and shall reflect the input and collaboration of the Designated Representative of steps necessary to ensure the statutory objective is achieved and minimize risk the Issuance Advice Letter is rejected.

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131.

Issuance Advice Letter. Atmos Energy shall submit a draft Issuance Advice Letter to Commission Staff for review not later than three weeks prior to the expected date of commencement of marketing of the Securitized Utility Tariff Bonds. Not later than the end of the first day after pricing of the Securitized Utility Tariff Bonds and prior to issuance of the Securitized Utility Tariff Bonds, Atmos Energy, in consultation with the Commission acting through its Designated Representative, shall file with the Commission an Issuance Advice Letter in substantially the form of the Issuance Advice Letter attached as Appendix A to this Financing Order. The Issuance Advice Letter shall be completed, shall evidence the actual dollar amount of the initial Securitized Utility Tariff Charges and other information specific to the Securitized Utility Tariff Bonds to be issued, and shall certify to the Commission that the structure and pricing of the Securitized Utility Tariff Bonds results in the lowest bond charges consistent with market conditions at the time that the Securitized Utility Tariff Bonds are priced utilizing the lowest cost standard, and the terms set out in this Financing Order. All amounts that require computation shall be computed using the mathematical formulas contained in the Form Issuance Advice Letter in Appendix A to this Financing Order and the Form of Tariff (WESCR) attached as Appendix B to this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the Issuance Advice Letter shall be included with such letter. The Commission’s review of the Issuance Advice Letter shall be limited to

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the arithmetic accuracy of the calculations and to compliance with the Act, this Financing Order, and the requirements contained in the Issuance Advice Letter. The initial Securitized Utility Tariff Charges and the final terms of the Securitized Utility Tariff Bonds set forth in the Issuance Advice Letter shall become effective on the date of issuance of the Securitized Utility Tariff Bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues a Disapproval Letter finding that the proposed Issuance Advice Letter does not comply with the Act and this Financing Order.

132.

Approval of Tariff. The Form of Tariff (WESCR) attached as Appendix B to this Financing Order is approved. Prior to the issuance of any Securitized Utility Tariff Bonds under this Financing Order, Atmos Energy shall file a tariff that conforms to the Form of Tariff (WESCR) attached to this Financing Order.

133.

Customer Communications Plan. The Customer Communications Plan attached as Appendix F to this Financing Order is approved. Atmos Energy shall provide information regarding the benefits of securitization obtained for customers through this Financing Order as set forth in the Customer Communications Plan attached as Appendix F to this Financing Order.

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B. Securitized Utility Tariff Charges

134.

Imposition and Collection. Atmos Energy is authorized to impose on, and the Servicer shall collect from, all Retail Customers and other entities which, under the terms of this Financing Order or the WESCR are required to pay Securitized Utility Tariff Charges as provided in this Financing Order, Securitized Utility Tariff Charges in an amount sufficient to provide for the payment of principal and interest on the Securitized Utility Tariff Bonds and Ongoing Financing Costs related to the Securitized Utility Tariff Bonds as approved in this Financing Order. Securitized Utility Tariff Charges will be a separate line item on customers’ bills.

135.

SPE’s Rights and Remedies. Upon the transfer by Atmos Energy of the Securitized Utility Tariff Property to the SPE, the SPE shall have all of the rights, title, and interest of Atmos Energy with respect to such Securitized Utility Tariff Property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto.

136.

Collection Period. The Securitized Utility Tariff Charges shall be designed to be collected over the scheduled life of the Securitized Utility Tariff Bonds. However, to the extent that any amounts are not recovered at the end of this period, Atmos Energy may continue to recover Securitized Utility Tariff Charges over a period ending not more than 32 years from the date of issuance of the Securitized Utility Tariff Bonds. Amounts remaining unpaid after this 32-year period may be recovered but only to the extent that the charges are attributable to services rendered during the 32-year period.

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137.

Allocation. Atmos Energy shall allocate the Securitized Utility Tariff Charges among Retail Customer classes in the manner described in this Financing Order and the WESCR. The Securitized Utility Tariff Charges will be calculated on a fixed monthly charge per Retail Customer, pursuant to the method described in the WESCR. The fixed monthly per-customer Securitized Utility Tariff Charge will be adjusted semi-annually pursuant to the Adjustment Mechanism described in this Financing Order. The per-customer charge initially will be calculated using the Retail Customer count reported in the most recent Atmos Energy Annual Report and will be updated semi-annually. Additionally, if the customer count for a particular class declines by more than ten percent (10%) from that identified in the 2021 Annual Report, then the allocation factors will be recalculated using the most recent 12-month weather normalized volume for each customer class.

138.

Nonbypassability. The payment of a Securitized Utility Tariff Charge may not be avoided by any existing or future Retail Customer, including special contract customers, located within Atmos Energy’s service area, as such service area existed on the date of this Financing Order, or as such service area may be expanded, even if the customer elects to purchase natural gas from a supplier other than Atmos Energy, or its successors or assignees, or receives natural gas service from another natural gas service utility operating in the same service area. Atmos Energy shall have the option, but not the obligation, to impose Securitized Utility Tariff Charges discussed in this Financing Order on existing or future Retail Customers in service areas expanded or acquired following the issuance of this Financing Order. Retail Customers who become Transportation Customers during the period Securitized Utility Tariff Charges are being recovered shall be required to pay a settlement fee prior to becoming a Transportation Customer. The settlement fee owed by the customer shall be based on the present value of the

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expected Securitized Utility Tariff Charges the customer would have paid as a Retail Customer over the remaining period in which the Securitized Utility Tariff Charge is being recovered. The settlement fee shall use a discount rate equal to the weighted average cost of securitization. This settlement fee will be credited to Atmos Energy’s other Retail Customers once a year through its PGA/ACA.

139.

True-Ups. True-ups of the Securitized Utility Tariff Charges shall be undertaken and conducted in accordance with the Adjustment Mechanism as described in the Form of True-Up Letter attached to this Financing Order as Appendix C. The Servicer shall file true-ups in a compliance docket, to be determined by the Commission, and shall give notice of the filing to all parties in this docket.

140.

Semi-Annual True-Ups. The Servicer of the Securitized Utility Tariff Bonds shall make semi-annual adjustments to the Securitized Utility Tariff Charges to correct any under-collection or over-collection of Securitized Utility Tariff Charges during the preceding six (6) months, and ensure the expected recovery of amounts sufficient to timely provide all payments of scheduled debt service and other required amounts and charges in connection with the Securitized Utility Tariff Bonds.

141.

Interim True-Ups. The Servicer of the Securitized Utility Tariff Bonds may make interim adjustments to the Securitized Utility Tariff Charges at any time to correct any projected under-collection of Securitized Utility Tariff Charges to assure timely payment of Securitized Utility Tariff Bonds as scheduled, or as otherwise provided for in this Financing Order, as described in this Financing Order or in the WESCR.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 79

C. Securitized Utility Tariff Bonds

142.

Issuance. Atmos Energy is authorized, through the SPE, to issue the Securitized Utility Tariff Bonds as specified in this Financing Order. The Qualified Extraordinary Costs and Ongoing Financing Costs described in the Form Issuance Advice Letter attached to this Financing Order as Appendix A may be recovered directly through the Securitized Utility Tariff Charges. The Securitized Utility Tariff Bonds shall be denominated in U.S. Dollars.

143.

Ongoing Financing Costs. Atmos Energy may recover its incurred and Ongoing Financing Costs through its Securitized Utility Tariff Charges. The amount of Ongoing Financing Costs is subject to updating in the Issuance Advice Letter to reflect a change in the size of the bond issuance and any decision to issue the Securitized Utility Tariff Bonds in more than one series and other information available at the time of submission of the Issuance Advice Letter. As provided in Ordering Paragraph 154, a Servicer other than Atmos Energy may collect a higher servicing fee than that set forth in Appendix A to this Financing Order if such higher fee is approved by the Commission and the Indenture Trustee. Ongoing Financing Costs (along with Upfront Financing Costs) shall be reviewed by the Designated Representative and its advisors as part of the pre-issuance review process.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 80

144.

Refinancing. Atmos Energy or any assignee may apply for one or more new Financing Orders to retire or refund Securitized Utility Tariff Bonds approved in this Financing Order upon a showing that the statutory criteria are met.

145.

Collateral. All Securitized Utility Tariff Property and other collateral shall be held and administered by the Indenture Trustee pursuant to the Indenture as described in Atmos Energy’s Application. The Indenture Trustee shall establish a collection account under the Indenture as described in Findings of Fact 46.

146.

Distribution Following Repayment. Following repayment of the Securitized Utility Tariff Bonds and all other related amounts authorized in this Financing Order, by the Indenture Trustee shall distribute funds remaining in the general sub-account and the excess funds sub-account to Atmos Energy, and equivalent amounts will be credited to Retail Customers in the form of a credit to their natural gas bills. Monies remaining in the Atmos Energy-funded capital sub-account along with the authorized return, will be returned to the Company through the SPE without any equivalent credit to customers’ bills, because the capital sub-account was funded at issuance with the Company’s own funds.

147.

Funding of Capital Sub-account. The capital contribution by Atmos Energy to the SPE to be deposited into the capital sub-account shall, be funded by Atmos Energy and not from the proceeds of the sale of the Securitized Utility Tariff Bonds. Upon payment of all of the principal amount of all Securitized Utility Tariff Bonds and the discharge of all obligations in respect thereof, all amounts in the capital sub-account and any amounts required to replenish the capital sub-

Docket No. 22-ATMG-538-TAR	Financing Order	Page 81

account to the level of Atmos Energy’s capital contribution and any unpaid authorized return on all capital contributions, shall be released to the SPE for payment to Atmos Energy. Customers shall receive the benefit of the investment earnings on this Capital Sub-account as earnings will be transferred to the Excess Funds Subaccount in accordance with the provisions of the Indenture, with the funds in this Subaccount being taken into account in the semi-annual true-up Adjustment Mechanism process. Investment earnings in this sub-account and authorized return on capital contributions in excess of 0.5% of the original principal amount of the Securitized Utility Tariff Bonds, if any, may be released earlier in accordance with the terms of this Financing Order and the Indenture.

148.

Credit Enhancement. Atmos Energy may provide for various forms of credit enhancement including letters of credit, reserve accounts, overcollateralization account, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the Securitized Utility Tariff Bonds to the extent not prohibited by this Financing Order. The decision to use such arrangements to enhance credit or promote marketability shall be made in conjunction with the Commission acting through its Designated Representative. Atmos Energy may not enter into an interest-rate swap, currency hedge, or other hedging arrangement. Atmos Energy shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in its Ongoing Financing Costs. Atmos Energy and the Commission’s Designated Representative shall evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test. This ordering paragraph does not apply to the collection account or its sub-accounts approved in this Financing Order.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 82

149.

Life of Bonds. The scheduled maturity of the bonds is not anticipated to exceed 10 years unless required to meet the lowest cost standard as discussed in this Financing Order. The legal final maturity of any tranche of the Securitized Utility Tariff Bonds authorized by this Financing Order shall not exceed 32 years, as provided in the Act.

150.

Commission Participation in Bond Issuance. Atmos Energy shall collaborate and consult with a Designated Representative of the Commission Staff, including its legal and investment banking advisors, on all facets the structuring, marketing and pricing of the securitization bonds following approval of the Financing Order. The pre-issuance review shall be conducted with a goal of achieving the lowest cost standard as provided in the Act, and shall reflect the review of the Designated Representative regarding the steps necessary to ensure the statutory objective is achieved and minimize risk the Issuance Advice Letter is rejected. For the avoidance of doubt, such process should begin prior to the commencement of the Underwriter Selection Process and conclude following the Commission’s review of the final issuance advice letter, allowing the Designated Representative the opportunity to review and observe all facets of the pre-issuance review process.

151.

Use of SPE. Atmos Energy shall use the SPE, as proposed in its Application and described in this Financing Order, in conjunction with the issuance of any Securitized Utility Tariff Bonds authorized under this Financing Order. The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that Atmos Energy would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 83

D. Servicing and Administration

152.

Servicing Agreement. The Commission authorizes Atmos Energy to enter into a Servicing Agreement with the SPE and to perform the services described in the Servicing Agreement as approved in this Financing Order as the “Servicer.” Without limiting the foregoing, in its capacity as initial Servicer of the Securitized Utility Tariff Property, Atmos Energy is authorized to calculate, bill and collect for the account of the SPE, the Securitized Utility Tariff Charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order. The Servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement, provided that the annual servicing fee payable to Atmos Energy while it is serving as Servicer (or to any other Servicer affiliated with Atmos Energy) shall not at any time exceed 0.05% of the original principal amount of the Securitized Utility Tariff Bonds. The Servicing Agreement shall include a provision that Atmos Energy shall indemnify the Commission (for the benefit of Retail Customers) in connection

Docket No. 22-ATMG-538-TAR	Financing Order	Page 84

with any increase in servicing fees that become payable as a result of a default resulting from Atmos Energy’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the Servicing Agreement. The indemnity will be enforced by the Commission but will not be enforceable by any Retail Customer. If the incremental cost to Atmos Energy to perform its servicing and administrative services under the Servicing Agreement and the Administration Agreement respectively, is less than what the Company is paid for those services, then that difference in cost (the associated profit margin earned by the Company as servicer and administrator) shall be tracked by Atmos Energy and included in a regulatory liability account to be addressed in Atmos Energy’s next general rate case.

153.

Administration Agreement. The Commission authorizes Atmos Energy to enter into the Administration Agreement with the SPE to perform the administrative services set forth in the form of Administration Agreement attached hereto as Appendix G. The fee charged by Atmos Energy as administrator under the Administration Agreement shall not exceed $100,000 per annum plus reimbursable third-party costs.

154.

Replacement of Atmos Energy as Servicer. Upon the occurrence of an event of default under the Servicing Agreement relating to Atmos Energy’s performance of its servicing functions with respect to the Securitized Utility Tariff Charges, a successor Servicer subject to the Designated Representative’s review, acting on behalf of the bond holders, and approved by the Commission, will replace Atmos Energy. The Financing Parties may also replace Atmos Energy as the Servicer in

Docket No. 22-ATMG-538-TAR	Financing Order	Page 85

accordance with the terms of the Servicing Agreement. No entity may replace Atmos Energy as the Servicer in any of its servicing or administrative functions with respect to the Securitized Utility Tariff Charges and the Securitized Utility Tariff Property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the Securitized Utility Tariff Bonds to be suspended, withdrawn or downgraded.

155.

Amendment of Agreements. The parties to the Servicing Agreement, the Administration Agreement, the Indenture, and the Sale Agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the Ongoing Financing Costs or result in less favorable terms for Retail Customers without the approval of the Commission. Any amendment that does not increase the Ongoing Financing Costs or result in less favorable terms for Retail Customers shall be effective without prior Commission approval. Any amendment to any such agreement that may have the effect of increasing Ongoing Financing Costs shall be provided by Atmos Energy to the Commission along with a statement as to the possible effect of the amendment on the Ongoing Financing Costs. The amendment shall become effective on the later of the date proposed by the parties to the amendment or 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

156.

Collection Terms. The Servicer shall remit collections of the Securitized Utility Tariff Charges to the SPE or the Indenture Trustee for the SPE’s account in accordance with the terms of the Servicing Agreement.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 86

E. Structure of the Securitization

157.

Structure. Atmos Energy shall endeavor to structure the securitization consistent with the findings of fact made in this Financing Order and in a manner that achieves the lowest cost for the Securitized Bonds consistent with market conditions at the time of the issuance. The Commission provides Atmos Energy with the flexibility to modify the proposed structure based upon rating agency and market considerations, and the final structure shall satisfy the customer benefit requirements as reviewed and collaborated on with the Designated Representative throughout the pre-issuance review process and ultimately demonstrated by the final Issuance Advice Letter.

F. Use of Proceeds

158.

Use of Proceeds. Upon the issuance of Securitized Utility Tariff Bonds, the SPE will use the net proceeds from the sale of the Securitized Utility Tariff Bonds (after payment of transaction costs) to pay to Atmos Energy the purchase price of the Securitized Utility Tariff Property. The net proceeds from the sale of the Securitized Utility Tariff Property (after payment of transaction costs) will be applied to recover Atmos Energy’s Qualified Extraordinary Costs and Financing Costs as approved by this Financing Order and specified in the final Issuance Advice Letter.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 87

G. Miscellaneous Provisions

159.

Method of Tracing Funds. The Securitized Utility Tariff Charges collected from Retail Customers will be placed on a separate line on customers’ bills, allowing Atmos Energy to assign the Securitized Utility Tariff Charges a specific code, by customer class, in its billing system. This code will allow Atmos Energy to trace proceeds from the Securitized Utility Tariff Charges.

160.

Reconciliation of Securitized Utility Tariff Costs. Because not all Securitized Utility Tariff Costs or offsets to the costs to be securitized are known at this time or at the time the Securitized Utility Tariff Bonds are issued, a future rate-making process using the existing PGA/ACA mechanism will reconcile any differences between the actual Securitized Utility Tariff Costs financed by Securitized Utility Tariff Bonds and the final Securitized Utility Tariff Costs incurred by Atmos Energy or its assignee. The reconciliation process will also consider both the deferred tax liability associated with recovery of Qualified Extraordinary Costs, as well as the corresponding and offsetting deferred tax asset associated with the net operating loss carryforward created by the Qualified Extraordinary Costs. The reconciliation shall not affect the amount of Securitized Utility Tariff Bonds or the associated Securitized Utility Tariff Charges paid by customers.

161.

Irrevocability. Upon issuance of Securitized Utility Tariff Bonds or transfer of the Securitized Utility Tariff Property to the SPE, whichever occurs first, this Financing Order and the Securitized Utility Tariff Charges authorized by the Financing Order become irrevocable and not subject to reduction, impairment, or

Docket No. 22-ATMG-538-TAR	Financing Order	Page 88

adjustment by further act of the Commission, except for any true-up adjustments made in accordance with the Adjustment Mechanism as approved in this Financing Order; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for the issuance of Securitized Utility Tariff Bonds if requested to do so by Atmos Energy.

162.

Pledge of the Commission. The Commission affirms the pledge of state set forth in K.S.A. § 66-1,252 and shall not take or permit any of the following actions that would impair the value of the Securitized Utility Tariff Property authorized by this Financing Order, unless otherwise permitted by the statute:

(a)

Alter the statute that authorizes the Commission to create an irrevocable contract right or chose in action by the issuance of a Financing Order, to create securitized utility tariff property and to make the Securitized Utility Tariff Charges imposed by a Financing Order irrevocable, binding or Nonbypassable charges for all existing and future Retail Customers within the service area of the public utility;

(b)

Take any action that would impair the value of Securitized Utility Tariff Property or the security for the Securitized Utility Tariff Bonds, or revises the Securitized Utility Tariff Costs for which recovery is authorized; impair the rights and remedies of the bondholders, assignees and other financing parties in any way; or,

(c)

Except for changes made pursuant to the Adjustment Mechanism expressly allowed by law, reduce, alter, or impair the Securitized Utility Tariff Charges to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties, until any and all principal, interest, premium, Financing Costs and other fees, expenses or charges incurred and any contracts to be performed in connection with the related Securitized Utility Tariff Bonds have been paid and performed in full.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 89

163.

Continuing Issuance Right. Atmos Energy has the continuing irrevocable right to cause the issuance of Securitized Utility Tariff Bonds in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; or (ii) the date on which any other regulatory approvals necessary to issue the Securitized Utility Tariff Bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends.

164.

Internal Revenue Service Private Letter or Other Rulings. Atmos Energy is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, Atmos Energy shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the Securitized Utility Tariff Bonds, or any other matter related thereto. Atmos Energy shall also include a copy of every such ruling by the IRS it has received as an attachment to each Issuance Advice Letter required to be filed by this Financing Order. Atmos Energy may cause Securitized Utility Tariff Bonds to be issued without a private letter ruling if it obtains an

Docket No. 22-ATMG-538-TAR	Financing Order	Page 90

opinion of tax counsel sufficient to support the issuance of the Securitized Utility Tariff Bonds.

165.

Binding on Successors. This Financing Order, together with the Securitized Utility Tariff Charges authorized in it, shall be binding on Atmos Energy and any successor to Atmos Energy. This Financing Order is also binding on any other entity responsible for billing and collecting Securitized Utility Tariff Charges on behalf of the SPE, and any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

166.

Flexibility. Subject to compliance with the requirements of this Financing Order (including Designated Representative review), Atmos Energy and the SPE shall be afforded flexibility in establishing the terms and conditions of the Securitized Utility Tariff Bonds, including the final structure of the SPE, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, other Financing Costs, and the ability of Atmos Energy, at its option, to cause one or more series of Securitized Utility Tariff Bonds to be issued or to create more than one SPE for purposes of issuing such Securitized Utility Tariff Bonds. The final terms and conditions of the Securitized Utility Tariff Bonds will be provided to the Commission through the Issuance Advice Letter process, as described in Ordering Paragraph 131.

Docket No. 22-ATMG-538-TAR	Financing Order	Page 91

167.

Effectiveness of Order. This Financing Order is effective upon issuance. Notwithstanding the foregoing, no Securitized Utility Tariff Property shall be created hereunder, and Atmos Energy shall not be authorized to impose, collect, and receive Securitized Utility Tariff Charges, until Atmos Energy’s rights and interests under this Financing Order with respect to such Securitized Utility Tariff Property have been transferred to the SPE or another assignee or pledged in connection with the issuance of the Securitized Utility Tariff Bonds.

168.

Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the Securitized Utility Tariff Charges associated with the Qualified Extraordinary Costs and Financing Costs, including Upfront Financing Costs and Ongoing Financing Costs, and all related transactions contemplated in the Application, are granted.

169.

Payment of Commission’s Costs for Professional Services. In accordance with K.S.A. § 66-1,241(h)(5), all expenses incurred by the Commission for financial advisors, counsel, or other professional services acquired for the purpose of evaluating Atmos Energy’s application and proposed transaction, the Financing Order, and the closing of the transaction shall be included as part of the Upfront Financing Costs and/or Ongoing Financing Costs as applicable of the Securitized Utility Tariff Bonds and shall be included in the Securitized Utility Tariff Charge.

170.

Effect. This Financing Order constitutes a legal Financing Order for Atmos Energy under the Act. The Commission finds this Financing Order complies with the provisions of the Act. A Financing Order gives rise to rights, interests,

Docket No. 22-ATMG-538-TAR	Financing Order	Page 92

obligations, and duties as expressed in the Act. It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order. Atmos Energy, as the initial Servicer, and any Replacement Servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

171.

Further Commission Action. The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by the Act to ensure that expected Securitized Utility Tariff Charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the Securitized Utility Tariff Bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the Securitized Utility Tariff Bonds.

172.

All Other Motions Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

BY THE COMMISSION IT IS SO ORDERED.

Keen, Chair; Duffy, Commissioner; French, Commissioner

Dated: 10/25/2022

/s/ Lynn M. Retz
Lynn M. Retz
Executive Director

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

APPENDIX A

FORM OF ISSUANCE ADVICE LETTER

[SUBMITTED FOR INFORMATION ONLY PURPOSES]

______DAY, _________ __, 202_

THE STATE CORPORATION COMMISSION OF THE STATE OF KANSAS

[insert address]

SUBJECT: ISSUANCE ADVICE LETTER FOR SECURITIZED UTILITY TARIFF BONDS

Pursuant to the Financing Order adopted on the _____ day of _____, 202_ in In The Matter of The Application of Atmos Energy Corporation For the Recovery of Qualified Extraordinary Costs and Issuance of a Financing Order (the “Financing Order”), ATMOS ENERGY CORPORATION (the “Utility” or the “Applicant”) submits, no later than the end of the first business day after the pricing date for that series of Securitized Utility Tariff Bonds, this Issuance Advice Letter to report certain terms and information related to the Securitized Utility Tariff Bonds Series _____, Tranches _________. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order or the Utility Financing and Securitization Act, K.S.A. §§ 66-1,240 - 66-1,253 (the “Act”).

PURPOSE

This filing includes the following information:

(1)	The total principal amount and calculation of Securitized Utility Tariff Bonds issued (“Authorized Amount”);

(2)

The final terms and structure of the Securitized Utility Tariff Bonds, including a description of any credit enhancement, the final estimated Securitized Utility Tariff Bond issuance costs and the final estimates of ongoing Financing Costs for the first year following issuance;

(3)	A calculation of projected customer savings relative to conventional methods of financing resulting from the issuance of the Securitized Utility Tariff Bonds; and

(4)	The amount of initial Securitized Utility Tariff Bond Charges.

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

1.	PRINCIPAL AMOUNT OF SECURITIZED UTILITY TARIFF BONDS ISSUED (“AUTHORIZED AMOUNT”)

The total amount of Qualified Extraordinary Costs, other costs approved by the State Corporation Commission of the State of Kansas (the “Commission”), issuance costs being financed (the “Authorized Amount”) is presented in Attachment 1.

2.	DESCRIPTION OF FINAL TERMS OF BONDS

Set forth below is a summary of the final terms of the Securitized Utility Tariff Bond Issuance.

Securitized Utility Tariff Bond Title and Series: ______

Trustee:

Closing Date: _________ __, 202_

Bond Ratings: [S&P ___; Moody’s ___; Fitch ___]

Amount Issued (Authorized Amount): $_____________

Securitized Utility Tariff Bond Issuance Costs: See Attachment 1, Schedule B.

Securitized Utility Tariff Bond Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate		Scheduled Final Maturity	Legal Final Maturity
	_____	%	__/__/____	__/__/____
	_____	%	__/__/____	__/__/____
	_____	%	__/__/____	__/__/____

Effective Annual Weighted Average Interest Rate of the Securitized Utility Tariff Bonds:	_____%
Weighted Average Life of Series:	__ years
Call provisions (including premium, if any):
Expected Sinking Fund Schedule:	Attachment 2, Schedule A
Payments to Bondholders:	Semiannually Beginning________ __, _____

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

3.	CALCULATION OF PROJECTED SAVINGS

The weighted average interest rate of the Securitized Utility Tariff Bonds (excluding costs of issuance and ongoing financing costs) is less than [____]%, accordingly, the proposed structuring, expected pricing, and financing costs of the Securitized Utility Tariff Bonds are reasonably expected to result in substantial revenue requirement savings as compared to conventional methods of financing. The net present value of the savings, which will avoid or mitigate rate impacts as compared to conventional methods of financing the qualified costs, is estimated to be $_________ (see Attachment 2, Schedule C), based on an effective annual weighted average interest rate of __% for the Ratepayer-Backed Bonds.

4.	INITIAL SECURITIZED UTILITY TARIFF BOND CHARGE

Applicant will recover the Qualified Extraordinary Costs through a fixed monthly Securitized Utility Tariff Charge per customer. The table below provides the monthly fixed charge for each customer class. The fixed monthly charge is calculated assuming securitization of the Qualified Extraordinary Costs over the life of the Securitized Utility Tariff Bonds using the carrying charges through March 31, 2023 (approximately $118.5 million) and the customer count from the Utility’s 2021 Annual Report.

Securitized Utility Tariff Charge			XX Year Recovery
Class	2021 Annual Report Customer Count	Allocation%	Annual $ Allocated to Class	Monthly Fixed Charge
Residential Sales Service	1,536,888	75.015%		$
Commercial/Public Authority	118,980	24.167%		$
School Sales Service	744	0.264%		$
Industrial Sales Service	168	0.160%		$
Small Generator	864	0.0001%		$
Irrigation Engine	2,928	0.394%		$

Based on the foregoing, the initial Securitized Utility Tariff Charges calculated for each Securitized Utility Tariff Customer Class are detailed in Attachment 3.

EFFECTIVE DATE

[In accordance with the Financing Order, the first billing of the Securitized Utility Tariff Charge would begin with the first billing cycle of the month following issuance of the Securitized Utility Tariff Bonds.]

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

AUTHORIZED OFFICER

The undersigned are officers of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted,

ATMOS ENERGY CORPORATION

By:
Name:
Title:

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 1

SCHEDULE A

CALCULATION OF AUTHORIZED AMOUNT

A. Qualified Extraordinary Costs and other costs authorized in Docket No. 22-ATMG-538-TAR (including any adjustment to carrying costs)

B. Estimated issuance costs for the Securitized Utility Tariff Bonds (Attachment 1, Schedule B)

TOTAL AUTHORIZED AMOUNT

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 1

SCHEDULE B

ESTIMATED ISSUANCE COSTS

Issuance Costs
Legal	$640,000
Underwriting Fee	$500,000
Issuer/Underwriter/Trustee Legal Fees	$55,000
Rating Agency Fees	$440,000
Servicer Set-Up Fees	$400,000
Accountants/Auditors Fees	$250,000
Printing/Filing/SEC Registration	$100,000
SPV Set-Up Fee	$100,000
Commission’s Financial Advisor Fee	$400,000
Total Estimated Issuance Costs	$2,885,000

Issuance Costs as a % of Issuance Amount	3.21%

Note: Any difference between the estimated issuance costs financed for, and the actual issuance costs incurred by the Utility will be resolved, if estimates are more or less than actual, pursuant to the Financing Order issued in this proceeding.

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 2

SCHEDULE A

BOND FUNDING REQUIREMENT INFORMATION

EXPECTED SINKING FUND SCHEDULE

SERIES ______, TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 2

SCHEDULE B

ESTIMATED ONGOING FINANCING COSTS

Itemized Annual Ongoing Financing Costs
Servicing Fees	$50,000
Administration Fees	$100,000
Accounting Fees	$100,000
Legal Fees	$30,000
Rating Agency Surveillance	$67,000
Trustee Fees	$15,000
Independent Director Fees	$5,000
Total Ongoing Financing Costs	$367,000
Ongoing Financing Costs as % of Issuance Amount	0.41%

Note: The amounts shown for each category of ongoing Financing Costs in this attachment are the expected costs for the first year of the Securitized Utility Tariff Bonds. Securitized Utility Tariff Charges will be adjusted at least semi-annually to reflect the actual ongoing Financing Costs through the true-up process described in the Financing Order, except that the servicing fee is fixed as long as the Utility (or any affiliate) is servicer.

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 2

SCHEDULE C

BENEFITS VERSUS CONVENTIONAL FINANCING

	Conventional Financing	Securitized Utility Tariff Bond Financing	Savings/(Cost) of Securitized Utility Tariff Bond Financing
Present Value	$	$	$

The present value discount factor shall be the rate needed to discount future debt service payments on the Securitized Utility Tariff Bonds to the net proceeds of Securitized Utility Tariff Bonds, including accrued interest, DSRS and any contingency retained by the trustee.

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 3

SCHEDULE A

INITIAL ALLOCATION OF COSTS TO CUSTOMER CLASSES

Customer Class	Estimate of February Usage (Mcf)	Allocation%
Residential Sales Service	23,505,675	75.015%
Commercial/Public Authority	7,572,483	24.167%
School Sales Service	82,668	0.264%
Industrial Sales Service	50,073	0.160%
Small Generator	31	0.000%
Irrigation Engine	123,509	0.394%
Total	31,334,439	100.000%

APPENDIX A – FORM OF ISSUANCE ADVICE LETTER

ATTACHMENT 3

SCHEDULE B

DESCRIPTION OF COST RECOVERY MECHANISM

The Qualified Extraordinary Costs will be recovered through a fixed monthly (per customer) Securitized Utility Tariff Charge on gas sales service customer bills. The Winter Event Securitized Cost Recovery Rider (“WESCR”) shall govern the calculation of the Securitized Utility Tariff Charge. The Securitized Utility Tariff Charge will appear as a separate line item on gas sales service customers’ bill as “Winter Event Securitized Cost.” The Qualified Extraordinary Costs will be allocated to customer classes as shown in Attachment 3, Schedule A. The fixed, per-customer charge will then be calculated using the customer count reported in the most recent Atmos Energy Annual Report which is provided to the Commission annually. This customer count will be updated semi-annually for use in the mandatory Adjustment Mechanism. The Securitized Utility Tariff Charge will be adjusted semi-annually through the Adjustment Mechanism. If the customer count for a particular class declines by more than ten percent (10%) from that identified in the 2021 Annual Report, then the allocation factors will be recalculated using the most recent 12-month weather normalized volume for each customer class.

APPENDIX B - FORM OF TARIFF

(WINTER EVENT SECURITIZED COST RECOVERY RIDER)

APPENDIX B

FORM OF TARIFF

(WINTER EVENT SECURITIZED COST RECOVERY RIDER)

Form RF
Index No.
THE STATE CORPORATION COMMISSION OF KANSAS

ATMOS ENERGY CORPORATION	SCHEDULE V- Purchased Gas
Adjustment (PGA)
(Name of Issuing Utility)

ENTIRE SERVICE AREA
(Territory to which Schedule is applicable)

No Supplement or separate understanding shall modify the tariff as shown hereon.	Sheet 9 of 11 Sheets

SECTION 4 – WINTER EVENT SECURITIZED CHARGE RIDER (WESCR)

Applicability

This rider is applicable to all service provided under sales rate schedules 910, 915, 920, 930, 940 and 965 beginning with the first billing cycle following the issuance of securitized bonds pursuant to a Financing Order issued in Docket No. 22-ATMG-538-TAR. Service is subject to the Definitions and Conditions section below.

Net Monthly Charge

1.

The Winter Event Securitized Cost Recovery Rider (WESCR) shall be applied as a fixed monthly charge calculated as described below for recovery of extraordinary costs incurred related to Winter Storm Uri (Winter Event).

2.	All WESCR fixed monthly charges shall be calculated to the nearest $0.01 per customer. All charges set forth in the rate schedule under which the customer takes service shall also apply.

3.	Initial Charge: The initial WESCR shall be determined as follows:

a. The initial 12 months of principal, interest and servicing costs (adjusted for forecasted write-offs and late payments) for the Securitized Utility Tariff Bonds shall be allocated to the sales rate schedules as follows:

Rate Schedule	Estimate of February 2021 Usage (Ccf)	Allocation%
Residential Sales Service	23,505,675	75.015%
Commercial Sales Service	7,000,393	22.341%
Public Authority Sales Service	572,090	1.826%
School Sales Service	82,668	0.264%
Industrial Sales Service	50,073	0.160%
Small Generator Sales Service	31	0.0001%
Irrigation Engine Sales Service	123,509	0.394%

Total	31,334,439	100.000%

b. The allocated principal, interest, servicing costs shall then be divided by the forecasted annual customer count for each rate schedule to calculate a monthly charge per customer.

Issued:
	(Month)	(Day)	(Year)

Effective:
	(Month)	(Day)	(Year)

By:	/s/ Kathleen R. Ocanas, VP Rates & Reg Affairs
	(Signature of Officer)		(Title)

Form RF
Index No.
THE STATE CORPORATION COMMISSION OF KANSAS

ATMOS ENERGY CORPORATION	SCHEDULE V- Purchased Gas
Adjustment (PGA)
(Name of Issuing Utility)

ENTIRE SERVICE AREA
(Territory to which Schedule is applicable)

No Supplement or separate understanding shall modify the tariff as shown hereon.	Sheet 10 of 11 Sheets

4.

WESCR Adjustment Mechanism: No less often than every six months, the Company shall adjust the WESCR charge for the over- or under-collections and to ensure the timely and complete payment of Securitized Utility Tariff Bonds and other financing costs. The WESCR shall be calculated for each rate class in the following manner:

WESCR = (WESCR Adjustment Mechanism Revenue Requirement * Allocation % by Class) / Forecasted Customer Count by Class

Where:

WESCR Adjustment Mechanism Revenue Requirement =

Cumulative (Over)/Under Collections for Prior Remittance Period

+ Estimated Current Remittance Period (Over)/Under Collections

+ Projected Remittance Period Revenue Requirement

Where:

Cumulative (Over)/Under Collections for Prior Remittance Period = Prior Remittance Period Revenue Requirement + Prior Remittance Period Actual Cash Receipt Transfers and Interest Income + Cash in Excess Funds

Estimated Current Remittance Period (Over)/Under Collections = Current Remittance Period Revenue Requirement + Current Remittance Period Cash Receipts + Current Remittance Period Interest Income + Forecasted Current Remittance Period Cash Receipts + Forecasted Current Remittance Period Interest Income

Projected Remittance Period Revenue Requirement = Forecasted Revenue Requirement for the remittance period

Where:

Revenue Requirement = Securitized Utility Tariff Bond Principal + Interest + Servicing Costs +

Other Ongoing Costs + Replenishments to Capital Subaccounts if Needed

Forecasted Current Remittance Period Cash Receipts = Σ(Current Period WESCR by

Class * Forecasted Customer Count by Class) + Forecasted

Write-offs and Late payments

a.	For the Prior Remittance Period, the actual Revenue Requirement and Remittances are used to determine the over- or under- recovery for that period.

b.

For the Current Remittance Period, the actual Revenue Requirement and Remittances for three months are compared to determine the over- or under-recovery for first three months of the period. For the remaining three months of the period, forecasted information for the Revenue Requirement and Remittances are used to determine the remaining over- or under-recovery. The actual and the forecasted over- or under-recovery are added together.

Issued:
	(Month)	(Day)	(Year)

Effective:
	(Month)	(Day)	(Year)

By:	/s/ Kathleen R. Ocanas, VP Rates & Reg Affairs
	(Signature of Officer)		(Title)

Form RF
Index No.
THE STATE CORPORATION COMMISSION OF KANSAS

ATMOS ENERGY CORPORATION	SCHEDULE V- Purchased Gas
Adjustment (PGA)
(Name of Issuing Utility)

ENTIRE SERVICE AREA
(Territory to which Schedule is applicable)

No Supplement or separate understanding shall modify the tariff as shown hereon.	Sheet 11 of 11 Sheets

c.	For the Projected Remittance Period the forecasted Revenue Requirement is provided.

d.	The WESCR Adjustment Mechanism Revenue Requirement is allocated to rate schedules according to the allocation factors listed in Section 3(a) of this rate schedule.

5.

Separation Fee: A customer served under a sales rate schedule who switches to service under transportation rate schedule during the period in which the WESCR charge is being recovered will be required to pay a Separation Fee. The Separation Fee shall be based on the present value of the expected charges the customer would have paid under its sales rate schedule over the remaining period the WESCR charge is being recovered. This is required pursuant to the Commission’s March 24, 2022, Order in Docket No. 21-ATMG-333-GIG. Any Separation Fees collected will be included in the WESCR Adjustment Mechanism as a cash remittance.

Definitions and Conditions

1.	The WESCR is designed to recover Qualified Extraordinary Costs as set out in K.S.A. 66-1,240 et seq.

2.	The WESCR shall be a separate line item on the customer’s bill.

3.	The WESCR shall be subject to taxes and franchise fees as set out in the General Terms and Conditions for Gas Service Section 4.B.1.i and Section 4.L.1 and 2.

4.	Notwithstanding the requirements of The General Terms and Conditions for Gas Service Section 4.B.2, payments will first be applied to the WESCR.

5.

At least 30 days prior to when the proposed updated charges begin billing, the Company shall file a report with the Commission, at least semi-annually, detailing the calculations of the adjustment mechanism for deriving the charges authorized by this rider to be applied during the subsequent Remittance Period. The Commission’s review is limited to determining if any mathematical or clerical errors are present in the application of the adjustment mechanism.

6.

The WESCR shall remain in effect until the Securitized Utility Tariff Bonds approved in the Financing Order issued in Docket No. 22-ATMG-538-TAR have been paid in full. After the bonds have been paid in full, any over-recovery will be credited to customers in a form of a credit to their natural gas bills.

Issued:
	(Month)	(Day)	(Year)

Effective:
	(Month)	(Day)	(Year)

By:	/s/ Kathleen R. Ocanas, VP Rates & Reg Affairs
	(Signature of Officer)		(Title)

APPENDIX C – FORM OF TRUE-UP LETTER

APPENDIX C

FORM OF TRUE-UP LETTER

[Atmos Energy Letterhead]

Date: ____________, 202_

[[Address]]

Re:	In The Matter of The Application of Atmos Energy Corporation For the Recovery of Qualified Extraordinary Costs and Issuance of a Financing Order, Docket No. 22-ATMG-538-TAR

Dear___________:

Pursuant to the Financing Order adopted on the _____ day of _____, 202_ in In The Matter of The Application of Atmos Energy Corporation For the Recovery of Qualified Extraordinary Costs and Issuance of a Financing Order, Docket No. 22-ATMG-538-TAR (Financing Application) (the “Financing Order”), Atmos Energy Corporation (the “Utility”), as Servicer of the Securitized Utility Tariff Bonds, or any successor Servicer on behalf of bond trustee as assignee of the Utility shall apply semi-annually for a mandatory periodic adjustment to the Securitized Utility Tariff Charges. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order or the Utility Financing and Securitization Act, K.S.A. §§ 66-1,240 - 66-1,253 (the “Act”).

Each semi-annual true-up adjustment shall be filed with the Commission not less than 30 days prior to the first billing cycle of the month in which the revised Securitized Utility Tariff Charges, calculated under the Winter Event Securitized Cost Recovery Rider (“WESCR”), will be in effect. The Commission staff will have 30 days after the date of the true-up adjustment filing in which to confirm the mathematical and clerical accuracy of the servicer’s adjustment. However, any mathematical or clerical correction not made prior to the effective date of the Securitized Utility Tariff Charges (WESCR Charges) will be made in future true-up adjustment filings and will not delay the effectiveness of the Securitized Utility Tariff Charges (WESCR Charges).

Using the formula approved by the Commission in the Financing Order, this filing modifies the variables used in the WESCR calculation and provides the resulting modified Securitized Utility Tariff Charges (or WESCR Charges). Exhibits 1, 2 and 3 show the resulting values of the Securitized Utility Tariff Charges for each Securitized Utility Tariff Charges Customer Class, as calculated in accordance with the Financing Order. The assumptions underlying the current Securitized Utility Tariff Charges were filed by the Utility in an [Issuance Advice]/True-up Letter dated ________.

APPENDIX C – FORM OF TRUE-UP LETTER

Respectfully submitted,

[Utility]

By:
Name:
Title:

Exhibits

APPENDIX C – FORM OF TRUE-UP LETTER

EXHIBIT 1

CALCULATION OF SECURITIZED UTILITY TARIFF CHARGES

Estimated Ongoing Financing Costs
Itemized Annual Ongoing Financing Costs
Servicing Fees	$50,000
Administration Fees	$100,000
Accounting Fees	$100,000
Legal Fees	$30,000
Rating Agency Surveillance	$67,000
Trustee Fees	$15,000
Independent Director Fees	$5,000
Total Ongoing Financing Costs	$367,000
Ongoing Financing Costs as % of Issuance Amount	0.41%

The Utility will recover the Qualified Extraordinary Costs through a fixed monthly Securitized Utility Tariff Charge per customer. The table below provides the monthly fixed charge for each customer class. The fixed monthly charge is calculated assuming securitization of the Qualified Extraordinary Costs over the life of the Bonds using the carrying charges through March 31, 2023 (approximately $118.5 million) and the customer count from the 2021 Atmos Annual Report.

Securitized Utility Tariff Charge			XX Year Recovery
Class	2021 Annual Report Customer Count	Allocation%	Annual $ Allocated to Class	Monthly Fixed Charge
Residential Sales Service	1,536,888	75.015%		$
Commercial/Public Authority	118,980	24.167%		$
School Sales Service	744	0.264%		$
Industrial Sales Service	168	0.160%		$
Small Generator	864	0.0001%		$
Irrigation Engine	2,928	0.394%		$

APPENDIX C – FORM OF TRUE-UP LETTER

EXHIBIT 2

WESCR CALCULATIONS

Atmos Energy Corporation

Winter Event Securitized Charge Rider (WESCR) True-up Mechanism

for the Period ___________ through ______________

Line #	Description	Calculation of True-up	Projected Revenue Requirement to be Billed and Collected	Revenue Requiremen t for WESCR Charge
		(a)	(b)	(c) =(a)+(b)
1	True-up for Prior Remittance Period Beginning ______ and Ending ______:
2	Prior Remittance Period Revenue Requirement
3	Principal
4	Interest
5	Servicing Costs
6	Other Ongoing Costs

7	Total Prior Remittance Period Revenue Requirement (Line 3+4+5+6)	$ —

8	Prior Remittance Period Actual Cash Receipt Transfers and Interest Income
9	Cash Receipts Transferred to the SPE
10	Interest Income on Subaccounts at the SPE

APPENDIX C – FORM OF TRUE-UP LETTER

11	Total Cash Receipt Transfers and Interest Income (Line 9+10)	$—

12	(Over)/Under Collections of Prior Remittance Period Requirements (Line 7+11)	$—

13	Cash in Excess Funds Subaccount at SPE

14	Cumulative (Over)/Under Collections for Prior Remittance Period (Line 12+13)	$—		$—

15
16
17	Current Remittance Period Beginning ______and Ending______:
18	Current Remittance Period Revenue Requirement
19	Principal
20	Interest
21	Servicing Costs
22	Other Ongoing Costs

23	Total Current Remittance Period Revenue Requirement (Line 19+20+21+22)	$—

24
25	Current Remittance Period Cash Receipt Transfers and Interest income
26	Cash Receipts Transferred to the SPE
27	Interest Income on Subaccounts at the SPE

28	Total Cash Receipt Transfers and Interest Income (Line 26+27)	$—	$—

29	Estimated Current Remittance Period (Over)/Under Collection (Line 23+28)	$—	$—	$—
30
31
32	Projected Remittance Period Beginning and Ending______:
33	Projected Remittance Period Revenue Requirement
34	Principal
35	Interest

APPENDIX C – FORM OF TRUE-UP LETTER

36	Servicing Costs
37	Other Ongoing Costs

38	Total Projected Remittance Period Revenue Requirement (Line 34+35+36+37)	$—	$—

39

40	Total WESCR Adjustment Mechanism Revenue Requirements (Line 14+29+38)		$—
41
42
43

44	Customer Class	Forecasted 6- Month Customer Count	Allocation Factor	Projected Revenue Requirement Allocated to Customer Class	WES CR Charge
45	Residential Sales Service		75.015%	$ —
46	Commercial/Public Authority		24.167%	$ —
47	School Sales Service		0.264%	$ —
48	Industrial Sales Service		0.160%	$ —
49	Small Generator		0.000%	$ —
50	Irrigation Engine		0.394%	$ —

EXHIBIT 3

WESCR FOR PAYMENT PERIOD

Customer Class	Charge

Residential Sales Service Commercial/Public Authority School Sales Service Industrial Sales Service Small Generator Irrigation Engine

Appendix J

GLOSSARY OF TERMS

Adjustment Mechanism	Has the meaning set forth in the Act.[80]

Ancillary Agreement	Has the meaning set forth in the Act.[81]

Assignee	Has the meaning set forth in the Act.[82]

Cost of Capital	Atmos Energy’s weighed average cost of capital authorized from time to time by the Commission in Atmos Energy’s rate proceedings. As set out in Schedule 1 of the General Terms and Conditions for Service of

Customer

As set out in Schedule 1 of the General Terms and Conditions for Service of the Commission-approved Tariff of Atmos Energy Corporation, Section 1.B, “Any person, partnership, association, firm, public or private corporation, or governmental agency applying for or using natural gas service supplied by [Atmos],” and who receives Natural Gas Service as set out in Section 1.D of the same Schedule, which is “the sale, delivery, and providing natural gas by [Atmos] to the Customer in accordance with and established by, (a) [Atmos] applicable rate schedules, (b) [Atmos] Rules and Regulations in effect and on file with the Commission and, (c) the Commission applicable orders.” Except as provided in this Financing Order, Customer includes any current or future Customer, receiving natural gas service from Atmos, but excludes Transportation Customers.

Designated Representative	A representative from Commission Staff, who may be advised by financial and legal advisors contracted with the Commission to review and observe all facets of the process undertaken by the public utility to place the Securitized Utility Tariff Bonds to market so the Commission’s representative can be prepared, if requested, to provide the Commission with an opinion on the reasonable ness of the pricing, terms and conditions of Securitized Utility Tariff Bonds on an expedited basis.[83]

[80]	K.S.A. § 66-1.240(b)(2).
[81]	K.S.A. § 66-1240(b)(3).
[82]	K.S.A § 66-l,240(b)(4).
[83]	K.S.A. § 66-l,241(h)(4).

Financing Costs	Has the meaning set forth in the Act.[84]

Financing Order	Has the meaning set forth in the Act.[85]

Financing Party	Has the meaning set forth in the Act.[86]

Issuance Advice Letter	Document setting out the terms for the issuance of the Securitized Utility Tariff Bonds submitted to the Commission to demonstrate Atmos Energy’s compliance with this Financing Order as described in the Act.

Nonbypassable	Has the meaning set forth in the Act.[87]

Ongoing Financing Costs	Any Financing Costs, as defined in the Act, incurred after the issuance of the Securitized Utility Tariff Bonds.

Periodic Payment Requirement	Semi-annual adjustments made to the Securitized Utility Tariff Bonds by the Servicer of the Securitized Utility Tariff Bonds pursuant to the Adjustment Mechanism described in the Act.

Qualified Extraordinary Costs	Has the meaning set forth in the Act.[88]

Retail Customer	An end-use customer who purchases natural gas or electricity for consumption.

Securitized Utility Tariff Bonds	Has the meaning set forth in the Act.[89]

[84]	K.S.A. § 66-l,240(b)(10).
[85]	K.S.A. § 66-l,240(b)(ll).
[86]	K.S.A §66-l,240(b)(12).
[87]	K.S.A §66-l,240(b)(15).
[88]	K.S.A. § 66-l,240(b)(18).
[89]	K.S.A. § 66-l,240(b)(19)(A).

Securitized Utility Tariff Charges	Has the meaning set forth in the Act.[90]

Securitized Utility Tariff Costs	Has the meaning set forth in the Act.[91]

Securitized Utility Tariff Property	Has the meaning set forth in the Act.[92]

Servicer	The entity responsible for performing the servicing obligations under any Servicing Agreement.

Servicing Agreement	Document detailing the servicing obligations. See Appendix D.

Special Purpose Entity (SPE)	A wholly owned, subsidiary, which is a Delaware LLC that is bankruptcy- remote, with Atmos Energy as its sole member, formed for the limited purposed of acquiring Securitized Utility Tariff Property and issuing Securitized Utility Tariff Bonds in one or more tranches or classes, and performing other activities relating thereto or otherwise authorized by the Financing Order. The Special Purpose Entity will not be permitted to engage in any other activities and will have no assets other than Securitized Utility Tariff Property and related assets to support its obligations under the Securitized Utility Tariff Bonds. Obligations relating to the Securitized Utility Tariff Bonds will be the Special Purpose Entity’s only significant liabilities. The Special Purpose Entity will act as an Assignee as defined in the Act.

Substitute Servicer	Any subsequent Servicer, taking the place of the original Servicer.

Transportation Customers	Customers who elect to receive Transportation Service or Transportation, as set out in Schedule 1 of the General Terms and Conditions of the Commission-approved tariff of Atmos Energy Corporation, Section 1 .D, and maintain a contractual right to have natural gas transported by Atmos on demand, and who are not pursuant to the terms of the Financing Order,

[90]	K.S.A. § 66-l,240(b)(20).
[91]	K.S.A. § 66-l,240(b)(21).
[92]	K.S.A. § 66-l,240(b)(22)(A)-(B)

Upfront Financing Costs	Financing Costs, as defined in the Act, incurred by Atmos Energy, the Commission, and third parties in applying for a Financing Order and obtaining the issuance of the Securitized Utility Tariff Bonds.

CERTIFICATE OF SERVICE

22-ATMG-538-TAR

I, the undersigned, certify that a true copy of the attached Order has been served to the following by means of electronic service on 10/25/2022.

JAMES G. FLAHERTY, ATTORNEY	ASHLEY BURTON, ASSOCIATE GENERAL COUNSEL
ANDERSON & BYRD, L.L.P.	ATMOS ENERGY CORPORATION
216 S HICKORY	5420 LBJ FWY STE 1600 (75240)
PO BOX 17	P O BOX 650205
OTTAWA, KS 66067	DALLAS, TX 75265-0205
jflaherty@andersonbyrd.com	ashley.burton@atmosenergy.com

KATHLEEN R OCANAS, DIVISION VP OF RATES &	JOSEPH R. ASTRAB, ATTORNEY
REGULATORY AFFAIRS	CITIZENS’ UTILITY RATEPAYER BOARD
ATMOS ENERGY CORPORATION	1500 SW ARROWHEAD RD
25090 W 110TH TERR	TOPEKA, KS 66604
OLATHE, KS 66061	j.astrab@curb.kansas.gov
kathleen.ocanas@atmosenergy.com

TODD E. LOVE, ATTORNEY	DAVID W. NICKEL, CONSUMER COUNSEL
CITIZENS’ UTILITY RATEPAYER BOARD	CITIZENS’ UTILITY RATEPAYER BOARD
1500 SW ARROWHEAD RD	1500 SW ARROWHEAD RD
TOPEKA, KS 66604	TOPEKA, KS 66604
t.love@curb.kansas.gov	d.nickel@curb.kansas.gov

SHONDA RABB	DELLA SMITH
CITIZENS’ UTILITY RATEPAYER BOARD	CITIZENS’ UTILITY RATEPAYER BOARD
1500 SW ARROWHEAD RD	1500 SW ARROWHEAD RD
TOPEKA, KS 66604	TOPEKA, KS 66604
s.rabb@curb.kansas.gov	d.smith@curb.kansas.gov

MARK DAVIS, PARTNER	MICHAEL FEINBERG, GENERAL COUNSEL
DUCERA PARTNERS LLC	DUCERA PARTNERS LLC
11 TIMES SQUARE	11 TIMES SQUARE
36TH FLOOR	36TH FLOOR
NEW YORK, NY 10036	NEW YORK, NY 10036
mdavis@ducerapartners.com	mfeinberg@ducerapartners.com

CERTIFICATE OF SERVICE

22-ATMG-538-TAR

TYLER KIM, ASSOCIATE	SEAN LANCASTER
DUCERA PARTNERS LLC	DUCERA PARTNERS LLC
11 TIMES SQUARE	11 TIMES SQUARE
36TH FLOOR	36TH FLOOR
NEW YORK, NY 10036	NEW YORK, NY 10036
tkim@ducerapartners.com	slancaster@ducerapartners.com

JAMNAH MORTON, ASSOCIATE	SARAH BUCHANAN
DUCERA PARTNERS LLC	FOULSTON SIEFKIN LLP
11 TIMES SQUARE	1551 N. Waterfront Parkway
36TH FLOOR	Suite 100
NEW YORK, NY 10036	Wichita, KS 67206
jmorton@ducerapartners.com	sbuchanan@foulston.com

RACHEL SCHOLL, PARALEGAL	HARVEY R SORENSEN
FOULSTON SIEFKIN LLP	FOULSTON SIEFKIN LLP
1551 N. Waterfront Parkway	1551 N. Waterfront Parkway
Suite 100	Suite 100
Wichita, KS 67206	Wichita, KS 67206
rscholl@foulston.com	hsorensen@foulston.com

C. EDWARD WATSON, ATTORNEY	BRIAN G. FEDOTIN, GENERAL COUNSEL
FOULSTON SIEFKIN LLP	KANSAS CORPORATION COMMISSION
1551 N. Waterfront Parkway	1500 SW ARROWHEAD RD
Suite 100	TOPEKA, KS 66604
Wichita, KS 67206	b.fedotin@kcc.ks.gov
cewatson@foulston.com

WALKER HENDRIX, LITIGATION COUNSEL	CARLY MASENTHIN, LITIGATION COUNSEL
KANSAS CORPORATION COMMISSION	KANSAS CORPORATION COMMISSION
1500 SW ARROWHEAD RD	1500 SW ARROWHEAD RD
TOPEKA, KS 66604	TOPEKA, KS 66604
w.hendrix@kcc.ks.gov	c.masenthin@kcc.ks.gov

MICHAEL NEELEY, LITIGATION COUNSEL
KANSAS CORPORATION COMMISSION
1500 SW ARROWHEAD RD
TOPEKA, KS 66604
m.neeley@kcc.ks.gov

CERTIFICATE OF SERVICE

22-ATMG-538-TAR

/S/ KCC Docket Room
KCC Docket Room